As filed with the Securities and Exchange Commission on January 5, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-2792157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Nelson, Chief Executive Officer

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 5, 2026

6,034,482 Shares of Common Stock

or

Pre-Funded Warrants to Purchase up to 6,034,482 Shares of Common Stock,

Warrants to Purchase up to 24,113,286 Shares of Common Stock,

Representative’s Warrants to Purchase up to 803,775 Shares of Common Stock,

and

Up to 30,951,543 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants, Warrants and Representative’s Warrants

Signing Day Sports, Inc.

This is an underwritten public offering of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company,” or “Signing Day Sports”), of 6,034,482 shares of common stock, par value $0.0001 per share (“common stock” or “Signing Day Sports common stock”), and warrants (“warrants”) initially exercisable to purchase up to 9,051,723 shares of common stock or 24,113,286 shares upon exercise of a zero cash exercise option. Each warrant will be exercisable at an assumed initial exercise price of $1.39 per share (120% of the assumed combined public offering price per share and warrant). The warrants will be exercisable upon issuance and will terminate on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing (as defined in “Prospectus Summary – Business Combination”). See “Description of Securities – Warrants”. We are offering each share and warrant at an assumed combined public offering price of $1.16 per share and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American LLC (“NYSE American”) on December 22, 2025.

The warrants will be automatically exercised on a “zero cash exercise” basis at 9:00 a.m. on January 12, 2026 for the lesser of the total amount of shares of common stock that the warrants may be exercised for at the time of such exercise and the Beneficial Ownership Limitation (as defined in the warrants). At any time thereafter until 9:00 a.m. on January 16, 2026, the warrants may be exercised for the unexercised portion of the warrants on a zero cash exercise basis, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, each warrant shall be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value (as defined in the warrants) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than the floor price as set forth in the warrants (the “Floor Price”). Accordingly, we believe it is highly unlikely that a holder of the warrants would pay an exercise price in cash to receive shares of common stock. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the warrants. This prospectus also relates to the shares of common stock that are issuable from time to time upon exercise of each of the warrants. See “Description of Securities – Warrants”.

We are also offering to certain purchasers whose purchase of common stock and warrants in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses in lieu of common stock and warrants, up to 6,034,482 pre-funded warrants (the “pre-funded warrants”) and warrants initially exercisable to purchase up to 9,051,723 shares of common stock or 24,113,286 shares upon exercise of a zero cash exercise option. The purchase price of each pre-funded warrant and warrant will be equal to the combined public offering price for the common stock and warrants in this offering, minus $0.0001, and the exercise price of each pre-funded warrant is $0.0001 per share. The pre-funded warrants will remain outstanding until fully exercised. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis. See “Description of Securities – Pre-Funded Warrants”.

Because a warrant is being sold together in this offering with each share of common stock and, in the alternative, each pre-funded warrant to purchase one share of common stock, the number of warrants sold in this offering will not change as a result of a change in the mix of the common stock and pre-funded warrants sold. The common stock and pre-funded warrants, and the accompanying warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. Pursuant to the registration statement related to this prospectus, we are also registering the shares of common stock issuable upon exercise of the warrants and pre-funded warrants offered hereby.

We collectively refer to the shares of common stock, pre-funded warrants and warrants offered hereby, including the shares of common stock underlying the pre-funded warrants and warrants, as the “securities”.

Our shares of common stock are listed on the NYSE American under the symbol “SGN”. On December 22, 2025, the last reported sale price of our common stock on the NYSE American was $1.16 per share. There is no established trading market for the pre-funded warrants or warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the pre-funded warrants or warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of such securities will be limited.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total(4)
Public offering price(1)
Underwriting discounts and commissions(1)(2)
Proceeds to us (before expenses)(3)

(1)	The public offering price and underwriting discount corresponds to the assumed combined public offering price per share of common stock and accompanying warrant of $1.16 ($1.08 net of the underwriting discount) or $1.1599 per pre-funded warrant and accompanying warrant ($1.08 net of the underwriting discount).

(2)	We have agreed to pay the underwriters a discount equal to 7% of the gross proceeds of the offering. In addition, we have agreed to sell to Maxim Group LLC (the “Representative” or “Maxim Group”), or its permitted assigns, on the applicable closing date of this offering, warrants in an amount equal to 5% of the aggregate number of shares of common stock and pre-funded warrants sold by us in this offering (the “Representative’s Warrants”), including any shares sold pursuant to exercise of the underwriters’ over-allotment option. See “Underwriting” for additional information regarding underwriting compensation and “Description of Securities – Representative’s Warrant” for additional information regarding the Representative’s Warrants.

(3)	Excludes fees and expenses payable to the Representative. See “Underwriting”.

(4)	Assumes that the underwriters do not exercise any portion of their over-allotment option.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the securities being offered if any such securities are taken. We have granted a 45-day option to the underwriters to purchase up to 905,172 shares of common stock at the assumed offering price of $1.1599 per share and/or warrants initially exercisable for 1,357,758 shares of common stock at a purchase price of $0.0001 per warrant, less estimated underwriting discounts and commissions. The option may be used to purchase such shares of common stock or pre-funded warrants and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable will be $563,500 based on the assumed combined public offering price of $1.16 per share and accompanying warrant, and the total gross proceeds to us, before underwriting discounts and commissions and expenses, will be $8,050,000. If we complete this offering, net proceeds will be delivered to us on the applicable closing date.

We expect our total cash expenses for this offering (including cash expenses payable to the underwriters for out-of-pocket expenses) to be approximately $262,133, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, Inc. (“FINRA”), as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting”.

The underwriters expect to deliver the shares of common stock against payment as set forth under “Underwriting”, on or about _____________, 2026.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 (the “April 2023 Reverse Stock Split”) and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024 (the “November 2024 Reverse Stock Split”).

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in the preliminary proxy statement of Signing Day Sports contained in the Registration Statement on Form S-4/A that was filed by BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“BlockchAIn” or the “Combined Company), with the Securities and Exchange Commission (the “SEC”) on December 23, 2025 (the “Preliminary Proxy Statement”), which is incorporated by reference into this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 9 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is           , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for sale in the manner described in this prospectus.

We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information; Documents Incorporated by Reference”. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Documents Incorporated by Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our securities are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States. See “Underwriting – Selling Restrictions”.

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” the “Company,” “our company” and similar references refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information; Documents Incorporated by Reference”, before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Unless otherwise noted, the share and per share information in this prospectus reflects the April 2023 Reverse Stock Split and the November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

Overview

We are a technology company developing and operating a platform to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help student-athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019. During the first nine months of 2025, 4,755 aspiring high school athletes and groups throughout the United States subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and student-athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and student-athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of a student-athlete’s career. Recruiters can use our comprehensive recruitment application to obtain video verification of key attribute data and narrow down their search with a highly optimized search engine and student-athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Business Combination

On May 27, 2025, the Company entered into a Business Combination Agreement with BlockchAIn, One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Company and One Blockchain, as amended by that certain Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among Signing Day Sports, BlockchAIn, One Blockchain, Merger Sub I, and Merger Sub II (as amended and as may be amended from time to time, the “Business Combination Agreement”).

The Business Combination Agreement provides that, upon the terms and subject to the conditions set forth therein, the parties will effect a business combination transaction in which: (a) Merger Sub I will merge with and into Signing Day Sports (the “First Merger”), with Signing Day Sports surviving the First Merger as a direct wholly owned subsidiary of BlockchAIn; and (b) Merger Sub II will merge with and into One Blockchain (the “Second Merger” and, together with the First Merger, the “Business Combination,” and, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”), with One Blockchain surviving the Second Merger as a direct wholly owned subsidiary of BlockchAIn. At the effective time of the First Merger, each outstanding share of Signing Day Sports common stock will be automatically canceled and converted into the right to receive a common share, $0.0001 par value per share, of BlockchAIn (collectively, “BlockchAIn common shares”). Each outstanding Signing Day Sports option and warrant will be assumed by BlockchAIn and converted into options and warrants, respectively, to acquire BlockchAIn common shares, with the same terms and conditions, including exercise price, and each assumed option will immediately become fully vested. At the effective time of the Second Merger, the outstanding membership interests of One Blockchain (collectively, “One Blockchain membership interests”) will be canceled and converted into the right to receive a number of BlockchAIn common shares equal to the quotient of the total number of shares of Signing Day Sports common stock outstanding immediately prior to the First Merger on a fully diluted and as-converted basis, not including certain out-of-the-money derivative securities, divided by 0.085, less the total number of BlockchAIn common shares that the shares of Signing Day Sports common stock will be converted into the right to receive at the effective time of the First Merger, subject to certain adjustments.

The Business Combination Agreement provides for the issuance of additional BlockchAIn common shares (the “Earnout Shares”) to Tiger Cloud LLC, a Delaware limited liability company (“Tiger Cloud”), and VCV Digital Solutions LLC, a Delaware limited liability company (“VCV Digital” and together with Tiger Cloud, the “One Blockchain Securityholders”), if the net income plus interest, taxes, depreciation and amortization of BlockchAIn for the fiscal year ending December 31, 2026 (“2026 EBITDA”) equals or exceeds $25 million. The Earnout Shares will equal 11.628% of the total number of BlockchAIn common shares issued to the One Blockchain Securityholders at the closing of the Business Combination (the “Business Combination Closing”), subject to adjustment. If the conditions for the issuance of the Earnout Shares are met, the Earnout Shares will be issued within ten calendar days following the date on which BlockchAIn files its annual report for its 2026 fiscal year with the SEC.

In addition, the Business Combination Agreement provides that BlockchAIn will issue to Maxim Partners LLC (“Maxim Partners”) (or its designees) a number of BlockchAIn common shares equal to 3.5% of the total transaction enterprise value at the Business Combination Closing, and, if applicable, 3.5% of the Earnout Shares, in accordance with the M&A Advisory Agreement between One Blockchain c/o VCV Digital and Maxim Group, dated January 29, 2025 (the “Advisory Agreement”). The number of BlockchAIn common shares issued to Maxim Partners (or its designees) will reduce only the equity ownership otherwise allocable to the holders of One Blockchain membership interests.

The Business Combination Agreement provides that BlockchAIn may adjust the number of BlockchAIn common shares into which the shares of Signing Day Sports common stock and the One Blockchain membership interests may be converted so long as the aggregate number of BlockchAIn common shares that the stockholders of Signing Day Sports are entitled to receive pursuant to the terms of the Business Combination Agreement will be at least 8.5% of the BlockchAIn common shares that are outstanding on a fully diluted basis immediately after the Business Combination Closing (excluding any out-of-the-money options and warrants) and (ii) such adjustment does not have a negative impact on the qualification of the BlockchAIn common shares to become listed on the NYSE American. Any shares of common stock that Signing Day Sports issues prior to the Business Combination Closing, including pursuant to this offering, will not change any of the above percentages.

The Business Combination Agreement provides that the Company will use the proceeds from certain Permitted Capital Raises (as defined in the Business Combination Agreement) for (i) direct expenses associated with the Permitted Capital Raises, (ii) up to an aggregate amount of $1,500,000 for (a) certain liabilities under existing obligations of the Company and (b) certain liabilities of the Company that may become due under each of the Executive Consulting Agreements provided for under the Original Business Combination Agreement (the “Pending Deductions”), and (iii) the costs and expenses of One Blockchain incurred in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”) up to an aggregate amount of $1,500,000 (collectively, the “Permitted Capital Raises Deductions”). Any residual cash amount remaining at the Business Combination Closing (the “Residual Amount”) shall be allocated as follows: 70% of the Residual Amount and 100% of the Pending Deductions shall be retained by the Company for payment of liabilities under the Executive Consulting Agreements and the Company’s working capital purposes, and 30% of the Residual Amount shall be distributed to BlockchAIn for working capital purposes. Any liabilities of the Company remaining at the Business Combination Closing will be the sole responsibility of the Company.

The Preliminary Proxy Statement describes certain additional terms and conditions of the Business Combination Agreement, and includes certain related risk factors, audited and unaudited interim financial statements of One Blockchain, Management’s Discussion and Analysis of Financial Condition and Results of Operations of One Blockchain, and unaudited pro forma combined condensed financial statements of Signing Day Sports and One Blockchain, respectively.

On December 1, 2025, BlockchAIn filed a Registration Statement on Form S-4 with the SEC, as amended on December 23, 2025, for the purpose of soliciting the votes of the Company’s stockholders to approve the Business Combination and the issuance of the Additional Termination Shares (as defined in “—Amended Termination Agreement” below), and register the BlockchAIn common shares that will be issued to the Company’s stockholders and others as described above in connection with the Business Combination. See “Risk Factors”.

Amended Termination Agreement

On September 18, 2024, the Company entered into the Termination Agreement, dated as of September 18, 2024 (the “Termination Agreement”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), as amended by the letter agreement, dated as of October 15, 2024, between the Company and Boustead (as amended, the “Amended Termination Agreement”). The parties entered into the Amended Termination Agreement in order to terminate a letter agreement, dated August 9, 2021, as amended (as amended, the “Boustead Engagement Letter”), pursuant to which Boustead had had certain rights to act as a financial advisor to the Company. The Amended Termination Agreement also provides for the termination of the right of first refusal provided under the Underwriting Agreement, dated as of November 13, 2023, between the Company and Boustead, as representative of the underwriters in connection with the Company’s firm commitment underwritten initial public offering.

The Amended Termination Agreement provides, among other things, that upon issuance by the Company of common stock or other securities that are exercisable or exchangeable for, or convertible into, common stock to any third party (other than Boustead or any affiliate of Boustead), the Company will issue to Boustead a number of shares of common stock equal to 10.35% of the shares of common stock (or other securities) so issued by the Company in any such transaction other than a Change in Control (as defined in the Amended Termination Agreement) (the “Additional Termination Shares”), by the later of (i) five business days after the date of such issuance and (ii) the date that the NYSE American authorizes the issuance of the Additional Termination Shares. The Company’s obligation to issue Additional Termination Shares will cease immediately prior to the effective date of a Change in Control and, for the avoidance of doubt, Boustead will not be entitled to any percentage of the securities issued by the Company in connection with the Change in Control.

Since September 18, 2024, the date that the Company entered into the Termination Agreement, as of December 22, 2025, the Company has issued a total of 285,000 shares of common stock to persons other than Boustead. In addition, in connection with the public offering relating to this prospectus, the Company is offering a total of 6,034,482 shares of common stock and/or shares issuable upon exercise of pre-funded warrants and up to 24,917,061 shares of common stock issuable upon exercise of warrants, including shares issuable upon exercise of the Representative’s Warrants and shares of common stock issuable upon exercise of the warrants that would be issuable at the Floor Price and if exercised on a zero cash exercise basis, based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025. As a result of the prior issuances and assuming that the maximum number of shares issuable in this offering are issued, the Company has determined that it will be required to issue a total of 3,232,983 Additional Termination Shares to Boustead, or 3,713,505 Additional Termination Shares to Boustead if the over-allotment option in this offering is fully exercised, pursuant to the Amended Termination Agreement and subject to its terms and conditions as described above, based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025.

Our Historical Performance

The Company’s management has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and have accumulated a significant deficit. For the nine months ended September 30, 2025 and 2024, our net loss was approximately $2.8 million and approximately $5.4 million, respectively, and our net cash used in operating activities was approximately $4.1 million and approximately $3.5 million, respectively. For the fiscal years ended December 31, 2024 and 2023, our net loss was approximately $8.7 million and approximately $5.5 million, respectively, and our cash used in operating activities was approximately $3.1 million and approximately $4.8 million, respectively. As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of approximately $28.5 million and approximately $25.7 million, respectively. As of September 30, 2025, we had total current liabilities of approximately $1.1 million, compared to approximately $0.2 million in cash and cash equivalents.

As a result of our critical financial condition, we are actively seeking multiple means to raise funds, primarily to pay off existing indebtedness and accounts payable to avoid loan defaults, lawsuits, bankruptcy, and liquidation, rather than for growth or expansion. If we are successful in these regards, we believe that we will be able to fund our planned operations and growth until September 30, 2026 and for at least 12 months beyond that period in order to transition to profitable operations and finance operations primarily from profits. Such acquisition and funding, if obtained, is expected to mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance that the Company will be successful in these regards, or that its financial resources will be sufficient to remain in operation or that necessary financing will be available on satisfactory terms, if at all. The Company may be forced to significantly reduce its spending, delay or cancel its planned activities, sell off substantial assets, or substantially change its business plans or corporate or capital structure. There can also be no assurance that the Company will ever succeed in generating sufficient revenues to continue its operations as a going concern. For further discussion, see “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports’ Business, Operations and Industry – We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and be forced to significantly delay, scale back or discontinue our operations or explore other strategies.” in the Preliminary Proxy Statement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	present three years, and may instead present only two years, of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this report;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	comply with certain greenhouse gas emissions disclosure and related third-party assurance requirements;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions and accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including as to: (i) the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; (iii) presenting three years of audited financial statements; and (iv) compliance with certain greenhouse gas emissions disclosure and related third-party assurance requirements.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of April 2023 Reverse Stock Split and November 2024 Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the April 2023 Reverse Stock Split and November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

The Offering

Shares	6,034,482 shares of common stock, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

Pre-Funded Warrants	We are also offering pre-funded warrants to purchase up to 6,034,482 shares of our common stock in lieu of shares of common stock, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The purchase price of the pre-funded warrants matches the price per share at which the shares of our common stock (and accompanying warrants) are being sold to the public in this offering, minus $0.0001, which is the per share exercise price of the pre-funded warrants. Each pre-funded warrant will be exercisable, subject to the Beneficial Ownership Limitation (as defined in the pre-funded warrants), upon issuance and will terminate upon full exercise of such pre-funded warrant. For each pre-funded warrant we sell, the shares of common stock we are offering will be reduced on a one-to-one basis. This offering also relates to the shares of common stock issuable upon the exercise of any pre-funded warrants sold in this offering. See “Description of Securities – Pre-Funded Warrants”.

Warrants

We are offering warrants to purchase up to 9,051,723 shares of common stock at an exercise price of $1.39 per share (120% of the combined public offering price per share and warrant), assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The common stock (or pre-funded warrants) and the accompanying warrants are being sold in combination, with each share of common stock (or share of common stock underlying a pre-funded warrant) being accompanied by a warrant initially exercisable to purchase one share of common stock.

The warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing.

At 9:00 a.m. on January 12, 2026, the warrants will be automatically exercised on a zero cash exercise basis for the lesser of the total amount of shares of common stock that the warrants may be exercised on a “zero cash exercise” basis at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 9:00 a.m. on January 16, 2026, the warrants may be exercised for the unexercised portion of the warrants on a zero cash exercise basis, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, a holder of the warrants will have the right to receive, without payment of any additional cash or other consideration to the Company, an aggregate number of shares equal to the lesser of (i) the unexercised portion of the warrant and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than the Floor Price.

If the warrants are exercised in full on a zero cash exercise basis at the Floor Price, an aggregate of 24,113,286 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

We believe it is highly unlikely that a holder of the warrants would pay an exercise price in cash to receive shares of common stock when the holder could instead choose the zero cash exercise option and pay no cash to receive shares of common stock.

This offering also relates to the shares of common stock issuable upon the exercise of the warrants sold in this offering.

See “Description of Securities – Warrants”.

Shares of Common Stock Outstanding (as of December 22, 2025)	4,232,781 shares

Shares of Common Stock Outstanding After This Offering(1)	10,267,263 shares (assuming the exercise of all pre-funded warrants and none of the warrants or the Representative’s Warrants included in this offering and assuming no exercise of the option granted to the underwriters to purchase additional securities), assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

Option to Purchase Additional Securities

The underwriters have a 45-day over-allotment option to purchase up to 905,172 additional shares of common stock and/or additional warrants initially exercisable to purchase up to 1,357,758 shares of common stock, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The over-allotment option may be used to purchase such shares of common stock and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this over-allotment option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assigns) the Representative’s Warrants, which are warrants initially exercisable to purchase up to 301,724 shares of common stock (or 346,982 shares of common stock assuming the exercise of the underwriters’ option in full) as a portion of the compensation payable to the Representative in connection with this offering, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The Representative’s Warrants will be exercisable upon issuance at an exercise price equal to $1.39 per share of common stock (or 120% of the assumed combined public offering price of the shares and warrants), and will be substantially similar in form to the investor warrants.

The Representative’s Warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation (as defined in the Representative’s Warrants), and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing.

If the Representative’s Warrants are exercised in full on a zero cash exercise basis at the Floor Price, an aggregate of 803,775 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company (or 924,340 shares of common stock assuming the exercise of the underwriters’ option in full), assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

See “Description of Securities – Representative’s Warrants” and “Plan of Distribution”.

Use of Proceeds:

We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be $6,247,867 (or $7,224,367 if the underwriters exercise their option to purchase additional securities in full), assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

We currently intend to use $4,366,997 (or $5,050,547 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for Signing Day Sports’ working capital and general corporate purposes, assuming the sale of all shares of common stock and warrants offered in this offering, and to reserve $1,882,285 (or $2,175,235 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for One Blockchain’s working capital and general corporate purposes. See “Use of Proceeds” and “Business Combination”.

Risk Factors:	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement and any document incorporated by reference herein, before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “SGN”. There is no established trading market for the warrants or the pre-funded warrants, and we do not expect a trading market to develop. We do not intend to list the warrants or the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants and the pre-funded warrants will be extremely limited.

(1)	The number of shares of common stock outstanding after this offering is based on 4,232,781 shares of common stock outstanding as of December 22, 2025, and excludes the following securities as of such date:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (as amended, the “Plan”) exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise of outstanding options or warrants;

●	no exercise of the warrants, pre-funded warrants and Representative’s Warrants offered hereby;

●	no issuance of the shares of common stock issuable upon a “zero cash exercise” of the warrants or the Representative’s Warrants;

●	no issuance of the pre-funded warrants offered hereby; and

●	no exercise by the underwriters of their option to purchase additional securities in this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, the applicable prospectus supplement, and the information set forth in the Preliminary Proxy Statement, which is incorporated herein by reference except to the extent that the risk factors stated therein are amended, restated and updated hereby, and in filings we make with the SEC, before purchasing our securities. Any of the risk factors set forth herein or therein could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to the Business Combination, One Blockchain and BlockchAIn

As described under “Prospectus Summary – Business Combination”, the Company has entered into the Business Combination Agreement, which if approved by our stockholders and completed in accordance with its terms, the shares of the Company’s common stock will be cancelled, any unexercised warrants issued hereunder will be terminated, and our former stockholders and holders of certain other Signing Day Sports securities will receive equivalent BlockchAIn securities. Certain risks factors related to the Business Combination, One Blockchain and BlockchAIn are described below. Additional risk factors related to the Business Combination, One Blockchain, and BlockchAIn are described under “Risk Factors” of the Preliminary Proxy Statement and are incorporated by reference herein except to the extent amended, restated and updated hereby.

If the Business Combination is consummated, our stockholders will experience immediate and material dilution.

After the Business Combination Closing, our stockholders are anticipated to own approximately 8.5% of BlockchAIn common shares, without taking into account the issuance of any Earnout Shares that may be issued pursuant to the Business Combination Agreement. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change these percentages. As such, the stockholders of Signing Day Sports will experience immediate and material dilution upon the Business Combination Closing.

One Blockchain’s business is dependent on its experienced management team and One Blockchain’s ability to attract and retain key personnel.

One Blockchain’s success depends significantly on the continued services of our experienced management team, including Jerry Tang, Jolienne Halisky, and Matthew Feast who possess expertise in real estate, digital assets, energy, and capital markets. The loss of any key member of our management team or our inability to attract and retain other qualified personnel could hinder our ability to execute our business strategy and manage our growth effectively.

Our stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, BlockchAIn following the completion of the Business Combination as compared to their current ownership and voting interests in Signing Day Sports.

Upon the Business Combination Closing, it is anticipated that our stockholders will own approximately 8.5% of BlockchAIn, the One Blockchain Securityholders will own approximately 88.3% of BlockchAIn, and Maxim Group, who is serving as financial advisor to One Blockchain, will own approximately 3.2% of BlockchAIn. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change these percentages. As a result, our stockholders’ ownership interest with respect to the outstanding BlockchAIn common shares will be significantly less than their current ownership interest with respect to the outstanding shares of Signing Day Sports common stock. Consequently, our stockholders will have a reduced ownership and voting interest in, and will exercise significantly less influence over the management of, BlockchAIn following the completion of the Business Combination as compared to their current ownership and voting interests in Signing Day Sports.

After completion of the Business Combination, the holders of One Blockchain’s securities will maintain the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Business Combination, based on the current estimates, One Blockchain Securityholders will, in the aggregate, own approximately 88.3% of the BlockchAIn common shares following the Business Combination Closing. Any shares of Signing Day Sports common stock that Signing Day Sports issues prior to the Business Combination Closing, including any securities as a result of this offering, will not change this percentage. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to BlockchAIn’s stockholders for approval, as well as BlockchAIn’s management and affairs. For example, these persons, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of BlockchAIn’s assets. This concentration of voting power could delay or prevent an acquisition of BlockchAIn on terms that other stockholders may desire.

The Combined Company may be deemed a “controlled company” within the meaning of the NYSE American rules and the rules of the SEC.

Upon the Business Combination Closing, Jerry Tang, who will serve as Chief Executive Officer and as a director of BlockchAIn upon consummation of the Business Combination, will indirectly own a majority (approximately 61%) of the Combined Company’s outstanding common stock. As a result, the Combined Company will be a “controlled company” within the meaning of the corporate governance standards of NYSE American. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the BlockchAIn Board consist of “independent directors” as defined under the rules of the NYSE American;

●	the requirement that the Combined Company have a compensation committee that is composed entirely of directors who meet the NYSE American independence standards for compensation committee members with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement that the Combined Company’s director nominations be made, or recommended to the Combined Company’s full board of directors, by its independent directors or by a nominations committee that consists entirely of independent directors and that the Combined Company adopt a written charter or board resolution addressing the nominations process.

If the Combined Company becomes a “controlled” company as a result of the Business Combination, the Combined Company may rely upon these exemptions. although it does not currently intend to do so. If the Company relies on any of the exemptions listed above in the future, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.

Risks Related to This Offering

The public offering price will be set by our board of directors and does not necessarily indicate the actual or market value of our shares of common stock.

Our board of directors, or a committee designated by the board of directors, will approve the public offering price and other terms of this offering after considering, among other things: the current market price of our shares of common stock; trading prices of our common stock over time; the volatility of our shares of common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.

We will likely not receive any additional funds upon the exercise of the warrants or the Representative’s Warrants.

The warrants and the Representative’s Warrants may be exercised by way of a zero cash exercise, in which the warrants and the Representative’s Warrants shall be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock determined by multiplying the total number of warrant shares with respect to which the warrants and the Representative’s Warrants are then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than the Floor Price, subject to the Beneficial Ownership Limitation. Accordingly, it is highly unlikely that a holder of the warrants or the Representative’s Warrants would wish to pay an exercise price in cash to receive one share of common stock. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the warrants and the Representative’s Warrants. As a result of these warrant provisions, it is expected that the warrants and the Representative’s Warrants will be exercisable for an aggregate of up to 24,917,061 shares of common stock without additional payments (or 28,654,618 shares of common stock assuming the exercise of the underwriters’ option in full), based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value of your shares, and future sales or dilution of our equity, including the issuance of shares from warrants exercises which will result in severe dilution, could adversely affect the market price of our common stock.

The public offering price will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $0.52 per share, based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed combined public offering price. To the extent outstanding stock options or warrants are exercised, new stock options are issued or we issue additional shares of common stock in the future, there will be further dilution to new investors. As a result of the dilution to investors purchasing common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Additionally, due to the zero cash exercise provisions of the warrants and the Representative’s Warrants and the significantly increased number of shares of common stock issuable upon such exercise, you may incur additional significant dilution. See “Description of Securities – Warrants We Are Offering” and “Description of Securities – Representative’s Warrants”.

There is no public market for the warrants or pre-funded warrants being offered by us in this offering.

There is no established public trading market for the warrants or the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the warrants and the pre-funded warrants will be limited.

Except as otherwise set forth in the warrants and pre-funded warrants, holders of the warrants and pre-funded warrants offered hereby will have no rights as stockholders with respect to the shares of common stock underlying the warrants and pre-funded warrants until such holders exercise their warrants and pre-funded warrants and acquire our common stock.

Except as otherwise set forth in the warrants or the pre-funded warrants, until holders of the warrants and pre-funded warrants acquire our common stock upon exercise thereof, such holders of the warrants and pre-funded warrants will have no rights with respect to the shares of common stock underlying such warrants, such as voting rights. Upon exercise of the warrants or pre-funded warrants, as the case may be, the holder will be entitled to exercise the rights of a stockholder only as to matters for which the record date occurs after the exercise date.

Our management team will have broad discretion over the use of the net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from this offering, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the section “Prospectus Summary” in this prospectus; under Part I. Item 1. “Business” and Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 11, 2025, as amended by Amendment No. 1 on Form 10-K/A filed on August 6, 2025 (the “2024 Form 10-K”); Part 1. Financial Information. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 filed with the SEC on November 12, 2025 (the “Third Quarter Form 10-Q”); and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of One Blockchain” in the Preliminary Proxy Statement, and may be contained in or incorporated by reference into our prospectus supplements or future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the expected benefits of and potential value created by the Business Combination for our stockholders and the One Blockchain Securityholders;

●	likelihood of the satisfaction of certain conditions to the completion of the Business Combination and whether and when the Business Combination will be consummated;

●	the ability to obtain and/or maintain the listing of the securities of BlockchAIn on the NYSE American following the Business Combination;

●	Signing Day Sports’ ability to control and correctly estimate its operating expenses and its expenses associated with the Business Combination;

●	anticipated favorable impacts from strategic changes to Signing Day Sports’ business on Signing Day Sports’ net sales, revenues, income from continuing operations, or other results of operations;

●	Signing Day Sports’ expected ability to comply with user data privacy laws and other legal requirements;

●	anticipated legal and regulatory requirements and Signing Day Sports’ ability to comply with such requirements;

●	Signing Day Sports’ expected ability to attract and retain key personnel to manage its business effectively;

●	the price and volatility of Bitcoin and other cryptocurrencies;

●	One Blockchain’s ability to begin or complete any project that is “in the pipeline,” contracted or negotiated but not yet under active construction;

●	One Blockchain’s ability to make effective judgments regarding pricing strategy and resource allocation;

●	One Blockchain’s ability to control electricity costs;

●	the risk that one or more of One Blockchain’s customers may experience financial distress or bankruptcy, which could result in reduced revenue, uncollectible accounts receivable, or disruptions to One Blockchain’s operations;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require One Blockchain’s to cease certain or all operations;

●	the risks to One Blockchain’s business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;

●	unexpected costs or expenses to One Blockchain’s business;

●	One Blockchain’s expectations regarding its cash runway or use of its cash; and

●	general economic and business conditions in One Blockchain’s market.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, under “Risk Factors” in the Preliminary Proxy Statement, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $6,247,867 (or approximately $7,224,367 if the underwriters exercise in full their option to purchase additional securities), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants offered hereunder and assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. We will receive nominal proceeds, if any, from the cash exercise of the pre-funded warrants. We do not expect to receive any proceeds from the exercise of the warrants or the Representative’s Warrants because it is likely that they will be exercised on the zero cash exercise basis provided by the warrants and the Representative’s Warrants.

We currently intend to use $4,366,007 (or $5,049,557 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for Signing Day Sports’ working capital and general corporate purposes, assuming the sale of all shares of common stock and warrants offered in this offering, and to reserve $1,881,860 (or $2,174,810 if the underwriters exercise their option to purchase additional securities in full) of the net proceeds of this offering for One Blockchain’s working capital and general corporate purposes. See “Business Combination”.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors – Risks Related to Signing Day Sports – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We do not expect to declare or pay cash dividends on the Signing Day Sports common stock in the foreseeable future.” in the Preliminary Proxy Statement, which is incorporated by reference herein.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2025:

(i)	on an actual basis;

(ii)

on a pro forma basis to reflect the issuance of 285,000 shares of common stock for net proceeds of $351,129 pursuant to that certain Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports and Helena Global Investment Opportunities 1 Ltd. (the “Helena Purchase Agreement”); and

(iii)	on a pro forma as adjusted basis to also give effect to the issuance and sale of shares of our common stock and warrants in this offering at an assumed combined public offering price of $1.16 per share of common stock and warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025, and after deducting underwriting discounts and commissions of approximately $490,000 and estimated offering expenses payable by us approximately $262,133, resulting in net proceeds to us of approximately $6,247,867.

The pro forma as adjusted information below is illustrative only. You should read this table together with our financial statements and the related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2024 Form 10-K and the Third Quarter Form 10-Q, which are incorporated by reference herein.

	As of September 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$215,539	$566,668	$6,814,535
Stockholders’ equity:
Common stock, $0.0001 par value per share, 150,000,000 shares authorized, 3,947,781 shares issued and outstanding, actual, 4,232,781 shares issued and outstanding, pro forma, 10,267,263 shares issued and outstanding, pro forma as adjusted	$396	$425	$1,028
Additional paid-in capital	$28,392,273	$28,743,373	$34,990,637
Subscription receivable	$(11)	$(11)	$(11)
Accumulated deficit	(28,460,967)	(28,460,967)	(28,460,967)
Total stockholders’ equity (deficit)	(68,309)	282,820	$6,530,687
Total capitalization	$(68,309)	$282,820	$6,530,687

Each $1.00 increase or decrease in the assumed combined public offering price of $1.16 per share and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025, would increase or decrease the net proceeds that we receive in the offering and each of total stockholders’ equity and total capitalization by approximately $5,612,068, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. An increase or decrease of 500,000 shares in the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive in the offering and each of total stockholders’ equity and total capitalization by approximately $539,400, assuming no change in the assumed combined public offering price per share of common stock and accompanying warrant and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table above is based on 3,947,781 shares of our common stock outstanding as of September 30, 2025, and excludes the following securities or rights to securities that were outstanding as of September 30, 2025:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Plan exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of common stock and accompanying warrants sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

The net tangible book value of our common stock as of September 30, 2025 was $(70,142), or approximately $(0.02) per share.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to (1) the issuance of 285,000 shares of common stock for net proceeds of $351,129 pursuant to the Helena Purchase Agreement, and (2) to the issuance and sale of shares of our common stock or pre-funded warrants and warrants in this offering at an assumed combined public offering price of $1.16 per share of common stock and warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025, resulting in net proceeds to us of approximately $6,247,867 after deducting (a) underwriting discounts and commissions and non-accountable expense allowance of approximately $490,000 and (b) our estimated other offering expenses of approximately $262,133, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been approximately $6,528,854, or approximately $0.64 per share. This amount represents an immediate increase in pro forma net tangible book value of approximately $0.57 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $0.52 per share to purchasers of common stock in this offering, as illustrated in the following table.

Assumed combined public offering price per share and accompanying warrant		$1.16
Historical net tangible book value per share as of September 30, 2025	$(0.02)
Pro forma increase in historical net tangible book value per share attributable to the pro forma transactions described in the preceding paragraph	0.08
Pro forma adjusted net tangible book value per share	0.07
Increase in pro forma as adjusted net tangible book value per share attributable to this offering	0.57
Pro forma as adjusted net tangible book value per share after giving effect to this offering		0.64
Dilution per share to new investors purchasing shares in this offering		$0.52

If the underwriters exercise their over-allotment option in full to purchase additional shares of common stock, the pro forma as adjusted net tangible book value per share of our common stock, as adjusted to give effect to this offering, would be approximately $0.67 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of common stock in this offering would be approximately $0.49 per share.

The pro forma information discussed above is illustrative only. You should read this table together with our financial statements and the related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2024 Form 10-K and the Third Quarter Form 10-Q, which are incorporated by reference herein.

The table above is based on 3,947,781 shares of our common stock outstanding as of September 30, 2025, and excludes the following securities or rights to securities that were outstanding as of September 30, 2025:

●	20,306 shares of common stock issuable upon the exercise of outstanding warrants;

●	6,024 shares of common stock issuable upon the exercise of outstanding stock options; and

●	413 shares of common stock reserved for issuance under the Plan exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

To the extent that any outstanding stock options or warrants are exercised, or new stock options, restricted stock units or other securities are granted under the Plan, or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering.

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities in the 2024 Form 10-K is incorporated by reference to Exhibit 4.1 thereto, and supplemented or updated as follows:

General

The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). No other classes of securities are authorized under the Company’s Second Amended and Restated Certificate of Incorporation, as amended.

As of December 22, 2025, there were 4,232,781 shares of common stock, and owned by 77 stockholders of record, not including holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions, and no shares of preferred stock were issued and outstanding.

Warrants We Are Offering

The following summary of certain terms and conditions of the warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

General. The common stock (or pre-funded warrants) being offered in this offering is being sold in combination with warrants, with each share of common stock (or share of common stock underlying a pre-funded warrant) being accompanied by a warrant initially exercisable to purchase one share of common stock. The warrants may initially be exercised to purchase up to 9,051,723 shares of common stock (or 10,409,481 shares of common stock assuming the exercise of the underwriters’ option in full) in aggregate, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

Duration, Exercise Price and Form. Each warrant will have an initial exercise price of $1.39 per share, which equals 120% of the combined public offering price per share of common stock and warrants, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation described below, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing. The exercise price and number of shares of common stock issuable upon exercise will be subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

The warrants will be issued separately from the common stock or the pre-funded warrants, as the case may be, and may be transferred separately immediately thereafter.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part, from the date of issuance until termination on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise, subject to the Beneficial Ownership Limitation and the zero cash exercise option described below.

Beneficial Ownership Limitation. A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. If, at the time a holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth under “Zero Cash Exercise” below. Notwithstanding anything to the contrary, there are no circumstances that would require us to net cash settle the exercise of the warrants.

Zero Cash Exercise. At 9:00 a.m. on January 12, 2026, the warrants will be automatically exercised on a “zero cash exercise” basis for the lesser of the total amount of shares of common stock that the warrants may be exercised for according to the formula set forth below at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 9:00 a.m. on January 16, 2026, the warrants may be exercised on a zero cash exercise basis according to the formula set forth below for the unexercised portion of the warrants, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, each of the warrants will be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock equal to the lesser of (i) the unexercised portion of the warrant and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the warrant is then being exercised by the Black Scholes Value divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than the Floor Price, or up to 24,113,286 shares of common stock in aggregate if exercised on a zero cash exercise basis at the Floor Price, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The zero cash exercise option may be used regardless of whether a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective or available.

Fundamental Transactions. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, then such transaction shall be deemed a “Fundamental Transaction,” provided, however, that any transactions contemplated by the Business Combination Agreement shall not be deemed a Fundamental Transaction. Upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock then issuable upon exercise of those warrants, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the warrants will have the right to require us or a successor entity to redeem the warrants for cash in the amount of the Fundamental Transaction Black Scholes Value (as defined in the warrants) of the remaining unexercised portion of the warrants on the date of the consummation of such Fundamental Transaction, concurrently with or within 30 days following the consummation of a Fundamental Transaction.

Transferability. Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number, subject to the Beneficial Ownership Limitation.

Trading Market. There is no established trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. The common stock issuable upon exercise of the warrants is currently listed on the NYSE American.

No Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the warrants will not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their warrants.

Governing Law. The warrants will be governed by New York law.

Pre-Funded Warrants

The following summary of certain terms and conditions of the pre-funded warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

General. We are offering pre-funded warrants in lieu of shares of common stock at the option of the investors in this offering.

Duration, Exercise Price and Form. Each pre-funded warrant will be sold in this offering with an accompanying warrant at a combined purchase price equal to $1.1599 per underlying share (equal to 100% of the assumed combined public offering price of each share of common stock and accompanying warrant sold in this offering, minus $0.0001). Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation described below, and will terminate upon full exercise of such pre-funded warrants. The exercise price and number of shares of common stock issuable upon exercise will be subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, from the date of issuance until termination, by delivering to us a duly executed exercise notice and by payment in full of the exercise price in immediately available funds for the number of shares of common stock purchased upon such exercise.

Beneficial Ownership Limitation. Under the pre-funded warrants, we may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, at the election of the purchaser, 9.99%) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Cashless Exercise. If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, there are no circumstances that would require us to net cash settle the exercise of the pre-funded warrants.

Fundamental Transactions. If, at any time while the pre-funded warrants are outstanding, a Fundamental Transaction occurs, provided, however, that any transactions contemplated by the Business Combination Agreement shall not be deemed a Fundamental Transaction, then upon any subsequent exercise of pre-funded warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock then issuable upon exercise of those pre-funded warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Trading Market. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

No Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the pre-funded warrants will not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such pre-funded warrant holders exercise their pre-funded warrants.

Governing Law. The pre-funded warrants will be governed by New York law.

Representative’s Warrants

The following summary of certain terms and conditions of the Representative’s Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the Representative’s Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Representative’s Warrants for a complete description of the terms and conditions of the Representative’s Warrants.

General. We have agreed to issue to the Representative (or its permitted assignees) the Representative’s Warrants initially exercisable to purchase up to 301,724 shares of common stock (or 346,982 shares of common stock assuming the exercise of the underwriters’ option in full) as a portion of the compensation payable to the Representative in connection with this offering, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025.

Duration, Exercise Price and Form. The Representative’s Warrants will have an initial exercise price of $1.39 per share, which equals 120% of the combined public offering price per share of common stock and warrants, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The Representative’s Warrants will be exercisable upon issuance, subject to the Beneficial Ownership Limitation described below, and will expire on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing. The exercise price and number of shares of common stock issuable upon exercise will be subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability. The Representative’s Warrants will be exercisable, at the option of each holder, in whole or in part, from the date of issuance until termination on the earlier of full exercise, five years from the initial exercise date and the date of the Business Combination Closing, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise, subject to the Beneficial Ownership Limitation and the zero cash exercise option described below.

Beneficial Ownership Limitation. A holder (together with its affiliates) may not exercise any portion of such holder’s Representative’s Warrants to the extent that the holder would own more than 4.99% of the outstanding common stock (or at the election of a holder prior to the date of issuance, 9.99%) immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Representative’s Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Representative’s Warrants.

Cashless Exercise. If, at the time a holder exercises its Representative’s Warrants, a registration statement registering the issuance of the shares of common stock underlying the Representative’s Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth under “Zero Cash Exercise” below. Notwithstanding anything to the contrary, there are no circumstances that would require us to net cash settle the exercise of the Representative’s Warrants.

Zero Cash Exercise. At 9:00 a.m. on January 12, 2026, the Representative’s Warrants will be automatically exercised on a “zero cash exercise” basis for the lesser of the total amount of shares of common stock that the Representative’s Warrants may be exercised for according to the formula set forth below at the time of such exercise and the Beneficial Ownership Limitation. At any time thereafter until 9:00 a.m. on January 16, 2026, the Representative’s Warrants may be exercised on a zero cash exercise basis according to the formula set forth below for the unexercised portion of the warrants, subject to the Beneficial Ownership Limitation. At the time of each such zero cash exercise, subject to the Beneficial Ownership Limitation, the Representative’s Warrants will be exercised, without payment of any additional cash or other consideration to the Company, for a number of shares of common stock equal to the lesser of (i) the unexercised portion of the Representative’s Warrants and (ii) a number of shares determined by multiplying the total number of warrant shares with respect to which the Representative’s Warrants are then being exercised by the Black Scholes Value (as defined in the Representative’s Warrants) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than the Floor Price, or up to 803,775 shares of common stock in aggregate if exercised on a zero cash exercise basis at the Floor Price, assuming a combined public offering price of $1.16 per share of common stock and accompanying warrant, which was the last reported sale price of our common stock on the NYSE American on December 22, 2025. The zero cash exercise option may be used regardless of whether a registration statement registering the issuance of the shares of common stock underlying the Representative’s Warrants under the Securities Act is effective or available.

Fundamental Transactions. If, at any time while the Representative’s Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or (5) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, then such transaction shall be deemed a “Fundamental Transaction,” provided, however, that any transactions contemplated by the Business Combination Agreement shall not be deemed a Fundamental Transaction. Upon any subsequent exercise of the Representative’s Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holders of the number of shares of common stock then issuable upon exercise of the Representative’s Warrants, and any additional consideration payable as part of the Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, the holders of the Representative’s Warrants will have the right to require us or a successor entity to redeem the Representative’s Warrants for cash in the amount of the Fundamental Transaction Black Scholes Value (as defined in the Representative’s Warrants) of the remaining unexercised portion of the Representative’s Warrants on the date of the consummation of such Fundamental Transaction, concurrently with or within 30 days following the consummation of a Fundamental Transaction.

Transferability. Subject to applicable laws, the Representative’s Warrants may be transferred at the option of the holders upon surrender of the Representative’s Warrants to us together with the appropriate instruments of transfer.

Fractional Shares. No fractional shares of common stock will be issued upon the exercise of the Representative’s Warrants. Rather, the number of shares of common stock to be issued will be rounded to the nearest whole number, subject to the Beneficial Ownership Limitation.

Trading Market. There is no established trading market for the Representative’s Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Representative’s Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Representative’s Warrants will be limited. The common stock issuable upon exercise of the Representative’s Warrants is currently listed on the NYSE American.

No Rights as a Stockholder. Except as otherwise provided in the Representative’s Warrants or by virtue of the holders’ ownership of shares of common stock, the holders of the Representative’s Warrants will not have the rights or privileges of holders of our shares of common stock, including any voting rights, until such warrant holders exercise their Representative’s Warrants.

Governing Law. The Representative’s Warrants will be governed by New York law.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriters listed below. Maxim Group LLC, the Representative, is acting as the book running manager of the offering. We have entered into an underwriting agreement, dated as of          , 2026, with the underwriters. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of securities set forth opposite its name below:

Underwriters	Number of Shares of Common Stock	Number of Pre-funded Warrants	Number of Warrants
Maxim Group LLC
TOTAL

The underwriters have agreed to purchase all of the securities offered by this prospectus (other than those covered by the over-allotment option described below). The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The securities offered hereby should be ready for delivery on or about          , 2026, against payment in immediately available funds.

The underwriters are offering the securities subject to various conditions and may reject all or part of any order. The Representative has advised us that the underwriters propose to offer our securities directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the underwriters may offer some of the shares of common stock or pre-funded warrants to other securities dealers at such price less a concession of up to $          per share of common stock or $           per pre-funded warrant. After the securities are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum of 905,172 additional shares of common stock and/or warrants initially exercisable to purchase up to 1,357,758 shares of common stock. The over-allotment option may be used to purchase such shares of common stock or pre-funded warrants and/or warrants, or any combination thereof, as determined by the underwriters. If the underwriters exercise all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less underwriting discounts and commissions.

Discounts and Commissions

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, before expenses, assuming both no exercise and full exercise of the over-allotment option and does not include the fees and expenses of the Representative:

	Per Share and Warrant	Per Pre-funded Warrant and Warrant	Assuming No Exercise of Over-Allotment Option	Assuming Full Exercise of Over-Allotment Option
Public offering price
Underwriting discounts and commissions (7%)
Proceeds, before expenses, to us

In addition to the above, we will reimburse the Representative for certain of its accountable and out-of-pocket expenses incurred in connection with this offering, including the Representative’s legal fees, and actual travel and reasonable out-of-pocket expenses, in an amount not to exceed $90,000. If this offering is not completed, we have agreed to reimburse the Representative for its actual expenses in an amount not to exceed $15,000. We have agreed to the payment of $15,000 to be applied against the Representative’s anticipated out-of-pocket expenses (the “Advance”). Upon acceptance of the engagement by the Representative, the Company delivered to the Representative the Advance. Such Advance will be applied against the Representative’s expenses in connection with the offering, and to the extent not actually incurred, such Advance shall be reimbursed to us.

We estimate that the total expenses of the offering payable by us, including registration and filing fees, printing fees and legal and accounting expenses, but excluding the Representative fees above, will be approximately $262,133 . This figure includes, among other things, the Representative’s expenses (including the fees, costs and expenses for the Representative’s legal counsel) that we have agreed to reimburse.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

The Company has agreed that for a period of the lesser of ninety (90) days from the date of the closing of this offering or thirty (30) days from the date of the Business Combination Closing, that the Company may not, without the prior written consent of the Representative (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents or (ii) file any registration statement or prospectus, or any amendment or supplement thereto, subject to certain conditions and exceptions.

The Company’s directors and officers and certain stockholders shall enter into customary “lock-up” agreements in favor of the Representative pursuant to which such persons and entities shall agree, for a period of the lesser of ninety (90) days from the date of the closing of this offering or thirty (30) days from the date of the Business Combination Closing, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Representative’s prior written consent, subject to certain conditions and exceptions.

Representative’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) Representative’s Warrants to purchase a number of shares of common stock equal to 5% of the total number of shares and pre-funded warrants being sold in this offering, including any shares of common stock sold pursuant to the over-allotment option. The Representative’s Warrants will be substantially identical to the warrants issued in the offering. See “Description of Securities – Representative’s Warrants” for a description of such terms. See the form of Representative’s Warrant filed as an exhibit hereto for all of the terms of the Representative’s Warrants. The Representative Warrants and the shares of common stock underlying the Representative’s Warrants are being registered on the registration statement of which this prospectus forms a part.

If all of the Representative’s Warrants are exercised on a zero cash exercise basis at the Floor Price, an aggregate of 803,775 shares would be issued upon such zero cash exercise without payment of any additional cash or other consideration to the Company (assuming no exercise of the underwriters’ over-allotment option).

Other Rights

If within twelve (12) months following the closing of this offering, we complete any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receive any proceeds from, any investors contacted or introduced by the Representative during the Representative’s engagement, then we will compensate the Representative upon the closing of such financing in the manner provided in this offering.

Stabilization

SEC rules may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

●	Stabilizing transactions — The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotments and syndicate covering transactions — The underwriters may sell more shares of common stock in connection with this offering than the number of shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising the over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

●	Penalty bids — If the Representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, it may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

●	Passive market making — Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our shares of common stock may have the effect of raising or maintaining the market price of shares of our common stock or preventing or mitigating a decline in the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation.

Listing

Our shares of common stock are listed on the NYSE American under the symbol “SGN”.

Determination of Offering Price

The public offering price of the securities we are offering has been negotiated between us and the underwriters based on the trading of shares of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. The public offering price of the securities being offered to investors in this offering shall be equal to or greater than the closing price of shares of our common stock as reported by the NYSE American immediately preceding the effectiveness of the registration statement of which this prospectus forms a part.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on a website maintained by the underwriters. In connection with the offering, the underwriters or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the underwriters’ website and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter and should not be relied upon by investors.

Certain Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates may in the future perform various commercial and investment banking and financial advisory services for us, for which they will receive customary fees and expenses.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment or supplement thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) the securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the securities may be directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

The People’s Republic of China. This prospectus may not be circulated or distributed in the People’s Republic of China (PRC) and the securities may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000, or the FSMA) as received in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the securities in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters relating to the offering and sale of the securities offered hereby will be passed upon for us by Bevilacqua PLLC. The Representative is being represented by Pryor Cashman LLP, New York, New York.

EXPERTS

The financial statements of the Company for the years ended December 31, 2024 and 2023 incorporated by reference in this prospectus have been audited by Barton CPA PLLC, an independent registered public accounting firm, as set forth in their report thereon, included therein. Such financial statements are incorporated by reference into this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of One Blockchain (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), have been audited, and the financial statements of One Blockchain as of September 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended September 30, 2025 and 2024 (successor) and nine months ended September 30, 2025 (successor), and period from February 8, 2024 to September 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor), have been reviewed, by Berkowitz Pollack Brant Advisors + CPAs, an independent registered public accounting firm, as stated in their reports thereon and incorporated by reference into this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of all reports and documents that are publicly filed by us with the SEC are also available on our website at https://ir.signingdaysports.com/. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), including after the date of the initial registration statement of which this prospectus forms a part was filed and prior to effectiveness of the registration statement of which this prospectus forms a part, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 11, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on August 6, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the SEC on November 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on August 6, 2025;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 29, 2025, January 30, 2025, January 30, 2025, February 4, 2025, February 20, 2025, March 4, 2025, April 18, 2025, May 28, 2025, July 22, 2025, July 31, 2025, August 25, 2025, August 29, 2025, September 25, 2025, November 12, 2025, November 14, 2025, November 18, 2025 , and December 22, 2025 (other than information furnished and not filed);

•	the preliminary proxy statement of Signing Day Sports contained in the Registration Statement on Form S-4/A filed by BlockchAIn with the SEC on December 23, 2025; and

●	the description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on November 9, 2023 (File No. 001-41863) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, other than exhibits to such reports or documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Signing Day Sports, Inc., Attn: Secretary, 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, or by calling us at (480) 220-6814. Copies of all reports or documents that are incorporated by reference into this prospectus are also available on our website at https://ir.signingdaysports.com/.

Signing Day Sports, Inc.

6,034,482 Shares of Common Stock

or

Pre-Funded Warrants to Purchase up to 6,034,482 Shares of Common Stock,

Warrants to Purchase up to 24,113,286 Shares of Common Stock,

Representative’s Warrants to Purchase up to 803,775 Shares of Common Stock,

and

Up to 30,951,543 Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants, Warrants and Representative’s Warrants

PRELIMINARY PROSPECTUS

_______, 2026

Sole Book-Running Manager

Maxim Group LLC

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references in this “Part II. Information Not Required in the Prospectus” refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and non-accountable expense allowance, payable by us in connection with the sale of shares of the Company’s common stock, par value $0.0001 per share (“common stock”), being registered. All amounts, other than the registration fee of the Securities and Exchange Commission (“SEC”), are estimates. We will pay all these expenses.

Amount
SEC registration fee	$3,179.48
FINRA filing fee	3,953.45
Accounting fees and expenses	50,000.00
Legal fees and expenses	100,000.00
Printing expenses	5,000.00
Representative’s accountable expenses	90,000.00
Miscellaneous	10,000.00
Total	$262,133.93

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Second Amended and Restated Certificate of Incorporation of the Company authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Second Amended and Restated Bylaws of the Company (as amended, the “Second Amended and Restated Bylaws”), require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Second Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Second Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. The Second Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement with the underwriters of the Company’s initial public offering provides for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

The Business Combination Agreement, dated as of May 27, 2025, among the Company, BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn”), One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by that certain Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Company and One Blockchain, as amended by that certain Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among the Company, BlockchAIn, One Blockchain, Merger Sub I, and Merger Sub II (as amended and as may be amended from time to time, the “Business Combination Agreement”), provides that rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company under the Company’s certificate of incorporation and bylaws, as amended, or any indemnification, employment or other similar agreements between any of the directors or officers of the Company and the Company that were in effect on the date of the Business Combination Agreement, shall survive the Closing (as defined in the Business Combination Agreement) and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law (as defined in the Business Combination Agreement). For a period of one year after the Closing, BlockchAIn shall cause the Company’s certificate of incorporation and bylaws, as amended, to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to such current and former directors and officers of the Company than are set forth as of the date of the Business Combination Agreement in the Company’s certificate of incorporation and bylaws, as amended, to the extent permitted by applicable Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued or agreed to issue the following securities, which issuances were not registered under the Securities Act. Unless otherwise noted, the share and per share information in this “Part II. Information Not Required in the Prospectus – Item 15. Recent Sales of Unregistered Securities” have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024.

Private Placements

Private Placement of SAFEs

From March 2021 to July 2021, we raised an aggregate of $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”).

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $160.80, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 14,399 shares of common stock.

Private Placement of 6% Convertible Unsecured Promissory Notes

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. In accordance with a settlement notice issued on November 13, 2023 by the Company to the holders of the 6% convertible unsecured promissory notes to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount, the holders of the 6% convertible unsecured promissory notes, the Company issued a settlement notice to the holders of the 6% convertible unsecured promissory notes undertaking to effect conversions as if 110% of the principal being converted was being converted. The convertible notes incurred interest at 6% annually.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (the “NYSE American”), and in accordance with the settlement notice referred to above, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 57,811 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $240.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

6,839 of the 57,811 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the Registration Statement on Form S-1 (File No. 333-271951), as amended, initially filed with the SEC on May 15, 2023, and declared effective by the SEC on November 13, 2023 (the “IPO Registration Statement”).

Under the Company’s letter agreement, dated August 9, 2021, as amended (as amended, the “Boustead Engagement Letter”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. In December 2021, we issued Boustead a warrant to purchase 3,678 shares of common stock, equal to 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price, or $120.00 per share. The warrant will be exercisable for a period of five years from the date of issuance and contains cashless exercise provisions. Boustead may also have certain “piggyback” registration rights with respect to this warrant.

Private Placement of 8% Convertible Unsecured Promissory Notes and Warrants

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes incurred interest at 8% annually, and were initially due to mature on August 8, 2023 unless converted in accordance with their terms. On August 7, 2023, an agreement was signed with the holders of the majority of the outstanding balance under these convertible notes. The agreement amended the maturity date of all of these convertible notes to August 8, 2025. Pursuant to the agreement, a provision in the convertible notes providing for an increase of the outstanding balance under the convertible notes to 120% of the original principal amount upon non-repayment by the maturity date was accelerated, and the outstanding balance under the convertible notes was increased in aggregate to $1,758,000. The agreement also provided for the immediate conversion of the additional amount of the outstanding balance under the convertible notes into 3,062 shares of common stock at $96.00 per share instead of the applicable optional conversion price, approximately $157.92 per share at the time of the conversion, not including any accrued but unpaid interest, which was waived with respect to the converted outstanding balance. As a result, the 8% convertible unsecured promissory notes’ aggregate underlying principal was $1,465,000 both before and after such increase of the outstanding balance and conversion of such increase.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 12,217 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $240.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

4,167 of the 12,217 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the IPO Registration Statement.

The warrants may be exercised to purchase a total of 12,217 shares of common stock for $120.00 per share, and a five-year term.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. Boustead waived any rights to placement agent warrant compensation with respect to this private placement.

Private Placements of 8% Unsecured Promissory Notes and Warrants

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we issued 8% unsecured promissory notes and respective warrants to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued promissory notes for aggregate loans of $2,350,000, which incurred interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 19,590 shares of common stock exercisable at $120.00 per share.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants issued with the promissory notes were automatically exercised to purchase a total of 19,590 shares of common stock for $2.50 per share of common stock, and the principal balance under the promissory notes became immediately due and was deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the warrants. All 19,590 of the shares of common stock issued upon automatic exercise of the warrants were registered for resale upon issuance pursuant to the IPO Registration Statement. Any remaining balance outstanding under the promissory notes was required to be repaid in cash within three business days of the closing of the initial public offering.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. We initially issued placement agent warrants to Boustead to purchase an aggregate of 1,371 shares of common stock, equal to 7% of the shares of common stock issuable upon exercise of the warrants issued with the 8% nonconvertible promissory notes, at an exercise price of $120.00 per share. Pursuant to the Boustead Engagement Letter, as amended on November 4, 2023, the Company canceled each of these warrants and issued a single warrant to purchase 1,371 shares of common stock at an exercise price equal to 135% of the public offering price per share in the initial public offering of the common stock. Pursuant to a Warrant Cancellation Agreement, dated as of November 13, 2023, between the Company and Boustead, the Company cancelled this warrant and it was agreed that no other compensation will be issued to Boustead by the Company or any of its affiliates in lieu of the warrant.

Private Placement of 15% OID Promissory Notes

On August 2, 2023, August 18, 2023, September 11, 2023, and September 22, 2023, we conducted a private placement in which we issued 15% original issue discount (“15% OID”) promissory notes for total principal of $352,942 to certain accredited investors in a private placement for gross proceeds of $300,000. The principal under the 15% OID promissory notes accrued 5% interest annually, and principal and interest under the notes were required to be repaid by December 31, 2023. The notes could be prepaid without a premium or penalty.

On November 20, 2023, the Company repaid the aggregate balance of $117,648 under two 15% OID promissory notes, and on November 29, 2023, the Company repaid the balance of $117,647 under one 15% OID promissory note. On December 29, 2023, the Company repaid the balance of $117,647 under the last outstanding 15% OID promissory note.

Boustead waived any rights to placement agent fees, expenses, and warrant compensation with respect to our private placement of 15% OID promissory notes.

Common Stock Purchase Agreement with Tumim Stone Capital LLC

On November 16, 2023, the Company entered into a Term Sheet for an Equity Line of Credit with 3i Management (the “ELOC Term Sheet”). The ELOC Term Sheet was non-binding except as described below, and was subject to the preparation and execution of definitive documentation to effect the transactions contemplated under the ELOC Term Sheet. The ELOC Term Sheet provided that 3i LP (“3i”) would commit to invest up to $25,000,000 as an equity line of credit under which the Company could require 3i to make purchases of its common stock for a 24-month term, as follows. Under the proposed terms of the equity line of credit, the Company could send a purchase notice (the “ELOC Purchase Notice”) between 4:00 PM and 6:30 PM Eastern Time stating the number of shares that 3i could be required to purchase, subject to a purchase limit (the “ELOC Purchase Limit”). The Company could raise additional capital three trading days after the date that the ELOC Purchase Notice is sent (the “ELOC Purchase Notice Date”). The purchase price for shares to be purchased pursuant to an ELOC Purchase Notice would be 95% of the lowest daily volume weighted average price during the three trading days following the ELOC Purchase Notice Date. The ELOC Purchase Limit would be equal to the lesser of (i) 100% of the average daily trading volume over the five days before the ELOC Purchase Notice Date, (ii) 30% of the daily trading volume on the ELOC Purchase Notice Date, or (iii) $2,000,000.

The ELOC Term Sheet provided that the Company would be required to file a registration statement with the SEC for the offering of any shares under the equity line of credit within 30 calendar days and to cause such registration statement to be effective within 60 calendar days. Any purchase pursuant to an ELOC Purchase Notice would be subject to a commitment fee equal to 2% of the amount purchased, paid in cash or shares of common stock, based on the price equal to the five-day average volume-weighted average price prior to the filing of the registration statement in accordance with the other terms described above. 3i would not be required to purchase or hold more than 4.99% of the outstanding common stock of the Company.

The ELOC Term Sheet also contained the following binding terms: Upon the signing of the ELOC Term Sheet, the Company was required to pay $50,000 to 3i’s legal counsel for payment of legal and due diligence fees. In addition, if the Company did not close the equity line of credit by February 15, 2024, the Company would be required to issue the Investor a warrant to purchase 15,625 shares of common stock, at an exercise price of $0.48 per share, with full ratchet and anti-dilution protections and registration rights.

Pursuant to the ELOC Term Sheet, on January 5, 2024 (the “Tumim Closing Date”), the Company entered into a common stock purchase agreement, dated as of January 5, 2024 (the “Tumim Purchase Agreement”), with Tumim Stone Capital LLC (“Tumim”), an affiliate of 3i, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the Tumim Purchase Agreement, Tumim originally committed to purchase, at the Company’s direction in its sole discretion, up to an aggregate of $25,000,000 of the Company’s common stock, subject to certain limitations set forth in the Tumim Purchase Agreement, from time to time during the term of the Tumim Purchase Agreement.

Concurrently with the execution of the Tumim Purchase Agreement, the Company and Tumim also entered into a registration rights agreement, dated as of January 5, 2024 (the “Tumim Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC one or more registration statements to register under the Securities Act the offer and resale by Tumim of all of the shares of common stock that may be issued and sold by the Company to Tumim from time to time under the Tumim Purchase Agreement (the initial such registration statement, the “Tumim Registration Statement”). On January 26, 2024, we filed the Tumim Registration Statement, and on February 14, 2024, the Tumim Registration Statement was declared effective.

Sales of common stock by the Company to Tumim under the Tumim Purchase Agreement could occur from time to time at the Company’s sole discretion, over a period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement”), including that the Tumim Registration Statement was declared effective by the SEC, and ending on the first day of the month next following the 24-month anniversary of the Tumim Closing Date, unless the Tumim Purchase Agreement was terminated earlier under its terms.

On February 15, 2024, the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement occurred. Accordingly, the date of the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement Date”) occurred on February 15, 2024.

From and after the Commencement Date, the Company had the right, but not the obligation, from time to time at the Company’s sole discretion, to direct Tumim to purchase amounts of common stock that were specified by the Company to Tumim in writing, subject to certain maximum amounts calculated pursuant to the Tumim Purchase Agreement (each such purchase, a “VWAP Purchase”). The purchase price per share to be paid by Tumim for shares of common stock that the Company could elect to sell to Tumim would be equal to 95% of the lowest daily volume-weighted average price (the “VWAP”) of the common stock during the three consecutive trading days immediately following the date that the purchase notice with respect to the particular VWAP Purchase (each, a “VWAP Purchase Notice”) was timely delivered from the Company to Tumim, provided that (i) the Company could not deliver more than one VWAP Purchase Notice to Tumim on any single trading day, (ii) at least three trading days elapsed since the trading day on which the most recent VWAP Purchase Notice was delivered by the Company to Tumim, (iii) the closing sale price of the common stock on such date was not lower than $0.15, as adjusted for stock splits and similar transactions as set forth in the Tumim Purchase Agreement, and (iv) all shares of common stock subject to all prior VWAP Purchases by Tumim under the Tumim Purchase Agreement had been received by Tumim electronically as set forth in the Tumim Purchase Agreement. The maximum number of shares of common stock that could be required to be purchased pursuant to a VWAP Purchase Notice would be equal to the lowest of: (i) 100% of the average daily trading volume in the common stock for the five consecutive trading day period ending on (and including) the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice; (ii) the product obtained by multiplying (A) the daily trading volume in the common stock on the applicable day Tumim received a VWAP Purchase Notice and (B) 0.30; and (iii) the quotient obtained by dividing (A) $2,000,000 by (B) the VWAP of the common stock on the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice. There were no upper limits on the price per share that Tumim could be required to pay for shares of common stock the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement. The purchase price per share of common stock that the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement would be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the period used to determine the purchase price to be paid by Tumim for such shares in such VWAP Purchase.

Tumim had no right to require the Company to sell any shares of common stock to Tumim, but Tumim was obligated to make purchases of common stock as directed by the Company, subject to the satisfaction of conditions set forth in the Tumim Purchase Agreement on the Commencement Date and thereafter at each time that the Company directed Tumim to purchase shares of common stock under the Tumim Purchase Agreement. Actual sales of common stock by the Company to Tumim under the Tumim Purchase Agreement depended on a variety of factors to be determined by the Company in its sole discretion from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The Company could not issue or sell any shares of its common stock to Tumim under the Tumim Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by Tumim and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and Rule 13d-3 promulgated thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock (the “Tumim Beneficial Ownership Limitation”).

Under the applicable rules of the NYSE American, in no event could the Company issue to Tumim under the Tumim Purchase Agreement more than 55,175 shares of common stock (the “Tumim Exchange Cap”), which number of shares represented 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Tumim Purchase Agreement, until the Company obtained stockholder approval (the “Tumim Stockholder Approval”) to issue shares of common stock in excess of the Tumim Exchange Cap, without requiring the shares to be priced at or above a certain minimum amount per share under the NYSE American listing rules. The Tumim Exchange Cap was not applicable to limit the number of shares of common stock that the Company could sell to Tumim in any VWAP Purchase that the Company effected pursuant to the Tumim Purchase Agreement (if any), to the extent the purchase price per share paid by Tumim for the shares of common stock in such VWAP Purchase was equal to or greater than the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of cash and/or stock having an aggregate value of $500,000 (the “Tumim Commitment Fee”) to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement, each as described in more detail below, and otherwise as may be necessary to ensure compliance with the applicable rules of the NYSE American.

Pursuant to the Tumim Purchase Agreement, the Company was obligated to convene a special meeting of its stockholders at the earliest reasonably practical date, but in no event later than 120 days after the date of the Tumim Purchase Agreement for the purpose of obtaining the Tumim Stockholder Approval, and to use its reasonable best efforts to obtain the Tumim Stockholder Approval at such stockholder meeting. Accordingly, as set forth in the definitive proxy materials the Company filed with the SEC on December 29, 2023 and on January 2, 2024, the Company scheduled a special meeting of stockholders (the “February 2024 Special Stockholders’ Meeting”) to be held on February 27, 2024 for the purpose of, among other things, obtaining the Tumim Stockholder Approval. If the Company had not obtained the Tumim Stockholder Approval at the February 2024 Special Stockholders’ Meeting on February 27, 2024, the Tumim Purchase Agreement would have required the Company to convene another stockholders’ meeting at least every three months after February 27, 2024 for the purpose of obtaining the Tumim Stockholder Approval, until the earlier of (i) the date on which the Tumim Stockholder Approval was finally obtained and (ii) the termination of the Tumim Purchase Agreement.

On February 27, 2024, at the February 2024 Special Stockholders’ Meeting, the Company obtained the Tumim Stockholder Approval. As a result, the Company could issue more than the limited number of shares as defined in the Tumim Exchange Cap, at prices that could be below the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of the Tumim Commitment Fee to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement. However, the Tumim Purchase Agreement continued to provide that the Company could not issue or sell any shares of common stock under the Tumim Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of NYSE American.

The net proceeds from sales under the Tumim Purchase Agreement to the Company depended on the frequency and prices at which the Company sold shares of its common stock to Tumim. The Company expected that any proceeds received by the Company from such sales to Tumim would be used for working capital and general corporate purposes.

There were no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Tumim Purchase Agreement or the Tumim Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on the Company entering into specified Variable Rate Transactions (as defined in the Tumim Purchase Agreement). Such transactions would include, among others, the issuance of convertible securities with a conversion or exercise price that was based upon or varied with the trading price of the common stock after the date of issuance, or the Company effecting or entering into an agreement to effect an “equity line of credit,” an “at the market offering” or other similar continuous offering with a third party, in which the Company could offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at future determined prices. Such restrictions would remain in effect for a period commencing on the Tumim Closing Date and ending on the earlier of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date and (ii) the six-month anniversary of the effective date of the termination of the Tumim Purchase Agreement pursuant to its terms. During the term of the Tumim Purchase Agreement, Tumim covenanted not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of the common stock or hedging transaction which establishes a net short position with respect to the common stock.

On the date of the initial filing with the SEC of the Tumim Registration Statement, the Company was required to issue to Tumim 13,773 shares of common stock as consideration for its commitment to purchase shares of our common stock from time to time at our direction under the Tumim Purchase Agreement (the “Tumim Commitment Shares”) in an amount valued at $500,000 in the aggregate, subject to the Tumim Beneficial Ownership Limitation. The per share value of the Tumim Commitment Shares was required to be calculated by dividing (i) the $500,000 Tumim Commitment Fee, by (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. If any shares that were otherwise required to be issued as Tumim Commitment Shares were not permitted to be issued due to the Tumim Beneficial Ownership Limitation, the Company was required to pay to Tumim in cash the amount equal to the product of (i) the number of shares that could not be issued as Tumim Commitment Shares due to the Tumim Beneficial Ownership Limitation and (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. Accordingly, on the date of the initial filing with the SEC of the Tumim Registration Statement, the Company issued the Tumim Commitment Shares to Tumim, which were valued at $470,360.45 in the aggregate, based on the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement, which constituted approximately 4.99% of the outstanding shares of common stock, and, due to the Tumim Beneficial Ownership Limitation and pursuant to the terms and conditions of the Tumim Purchase Agreement summarized above, we paid Tumim $29,639.55 in cash, which equaled the number of the Tumim Commitment Shares that would have been issued but for the application of the Tumim Beneficial Ownership Limitation, multiplied by the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, the Company would have been required to pay Tumim $500,000 less any amount of the Tumim Commitment Fee previously paid in cash upon the return and cancellation of the Tumim Commitment Shares. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to pay Tumim the Tumim Commitment Fee in cash upon the return and cancellation of the Tumim Commitment Shares expired without effect. In addition, as required under the Tumim Purchase Agreement, the Company reimbursed Tumim for the reasonable legal fees and disbursements of Tumim’s legal counsel in the amount of $75,000.

The Tumim Purchase Agreement provided that it would automatically terminate upon the earliest of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date, (ii) Tumim’s purchase of shares of common stock having an aggregate purchase price equal to $25,000,000 under the Tumim Purchase Agreement, or (iii) the occurrence of certain other events set forth in the Tumim Purchase Agreement. The Company had the right to terminate the Tumim Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to Tumim, subject to certain conditions and the survival of certain provisions of the Tumim Purchase Agreement and the Tumim Registration Rights Agreement. Tumim had the right to terminate the Tumim Purchase Agreement upon five trading days’ prior written notice after the occurrence of certain events, including if the Commencement Date had not occurred on or prior to February 15, 2024, upon the occurrence of a Material Adverse Effect (as defined in the Tumim Purchase Agreement) or upon the occurrence of certain other events. The Tumim Purchase Agreement was also subject to immediate termination upon mutual written consent of Tumim and the Company. Neither the Company nor Tumim may assign or transfer their respective rights and obligations under the Tumim Purchase Agreement, and no provision of the Tumim Purchase Agreement or the Tumim Registration Rights Agreement may be modified or waived by the Company or Tumim.

In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, and Tumim had terminated the Tumim Purchase Agreement as a result, the Company was required to issue to Tumim warrants to purchase 15,625 shares as a break-up fee (the “Penny Warrants”). The Penny Warrants were required to have an exercise price of $0.48 per share, subject to full-ratchet price protection with a floor price equal to the par value of the Company’s common stock, and customary antidilution protection. The Penny Warrants were required to have a term of five years. In addition, the Company was required to file a registration statement on Form S-1 covering the resale by Tumim of all of the shares of common stock that may be issued upon exercise of the Penny Warrants, which was required to be declared effective by the SEC by the earlier of the 45th calendar day after the date that such registration statement was filed if subject to review by the SEC, and the 5th calendar day after the date that such registration statement was filed if the Company was notified that it would not be reviewed by the SEC. The Company was required to maintain the effectiveness of the registration statement until the later of the date that the Penny Warrants were terminated and all shares that were purchased by exercise of the Penny Warrants were sold. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to issue the Penny Warrants and comply with the related registration requirements expired without effect.

The Tumim Purchase Agreement and the Tumim Registration Rights Agreement contained customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Under the Tumim Purchase Agreement, we sold a total of 2,386 shares of common stock to Tumim at an average price per share of approximately $21.12 pursuant to the Tumim Purchase Agreement for aggregate gross proceeds of $50,627.

On May 16, 2024, the Company and Tumim agreed by mutual written consent and pursuant to its terms to terminate the Tumim Purchase Agreement, effective immediately.

In connection with this termination, Tumim also waived the prohibition under the Tumim Purchase Agreement on the Company entering into a Variable Rate Transaction (as defined in the Tumim Purchase Agreement) which otherwise would have survived termination of the Tumim Purchase Agreement for a six-month period.

Under the Boustead Engagement Letter, Boustead acted as the placement agent in connection with the transactions contemplated by the Tumim Purchase Agreement. We agreed to issue Boustead 1,025 shares of common stock in connection with our issuance of the CEFF Commitment Shares to Tumim on January 26, 2024, equal to 7% of the number of CEFF Commitment Shares that would have been issued but for the application of the CEFF Beneficial Ownership Limitation, as a fee pursuant to the Boustead Engagement Letter. Under the Boustead Engagement Letter, we were also required to pay Boustead a cash fee equal to 7% of the amount actually paid by Tumim to the Company pursuant to the Tumim Purchase Agreement and a non-accountable expense allowance equal to 1% of the amount actually paid by Tumim to the Company pursuant to the Tumim Purchase Agreement. The Company was also required to issue to Boustead warrants to purchase a number of shares equal to 7% of the shares of common stock issued to Tumim pursuant to purchases under the Tumim Purchase Agreement, with an exercise price equal to the applicable purchase price per share. The warrants that were required to be issued to Boustead will be exercisable for a period of five years from the date of issuance and contain cashless exercise provisions. Boustead also has certain registration rights with respect to these warrants, which Boustead has waived with respect to the IPO Registration Statement and the CEFF Registration Statement. Boustead and its affiliates are not in any manner related to Tumim or any of Tumim’s affiliates. Boustead’s compensation under the Boustead Engagement Letter in connection with the Tumim Purchase Agreement is subject to reduction or adjustment to the extent that such compensation is determined to be in excess of or otherwise noncompliant with applicable rules of FINRA.

May 2024 FirstFire Private Placement

On May 16, 2024, the Company entered into a Securities Purchase Agreement, dated as of May 16, 2024, between the Company and FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), as amended (as amended, the “May 2024 FF Purchase Agreement”) by that certain Amendment to the Transaction Documents, dated as of June 18, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Transaction Documents”), pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note, as amended by that certain Amendment to Senior Secured Promissory Note and Warrants, dated as of May 20, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Note and May 2024 FF Warrants”), in the principal amount of $412,500 (as amended, the “May 2024 FF Note”); 3,907 shares of common stock (the “May 2024 FF Commitment Shares, as partial consideration for the purchase of the May 2024 FF Note; a warrant to purchase up to 28,646 shares of common stock at an initial exercise price of $14.40 per share, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “First May 2024 FF Warrant”), as partial consideration for the purchase of the May 2024 FF Note; and a warrant to purchase up to 5,209 shares of common stock at an initial exercise price of $0.48 per share exercisable from the date of an “Event of Default” as defined in the May 2024 FF Note (an “FF Notes Event of Default”) under the May 2024 FF Note, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “Second May 2024 FF Warrant” and together with the First May 2024 FF Warrant, the “May 2024 FF Warrants”), as partial consideration for the purchase of the May 2024 FF Note.

The Company also entered into a Security Agreement, dated as of May 16, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the May 2024 FF Note in all assets of the Company except for a certificate of deposit account with Southwest Heritage Bank, formerly Commerce Bank of Arizona (“SHB”), with an approximate balance of $2,100,000 together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits made to such account; (iii) any and all proceeds from such account; and (iv) all renewals, replacements and substitutions for any of the foregoing (the “SHB Collateral”), which was subject to that certain Assignment of Deposit Account, dated as of December 11, 2023, between the Company and SHB, until the full repayment of that certain promissory note in the original principal amount of $2,000,000 issued by the Company to SHB, dated as of December 11, 2023 and maturing on December 11, 2024 (the “Second SHB Promissory Note”), pursuant to that certain Business Loan Agreement, dated as of December 11, 2023, between the Company and SHB (the “Second SHB Loan Agreement”). The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024, and the SHB Assignment of Deposit and the Second SHB Loan Agreement are no longer in effect.

The closing of the initial transaction contemplated by the May 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $375,000, was subject to certain conditions. On May 20, 2024, such conditions were met. As a result, the May 2024 FF Commitment Shares, the May 2024 FF Note and the May 2024 FF Warrants were released from escrow and issued as of May 16, 2024, and FirstFire paid $375,000, of which the Company received $336,500 in net proceeds after deductions of the placement agent’s fee of $26,250 and non-accountable expense allowance of $3,750, and FirstFire counsel’s fees of $8,500.

May 2024 FF Purchase Agreement

Under the May 2024 FF Purchase Agreement, until the May 2024 FF Note was fully converted or repaid, the May 2024 FF Note holder had participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in “—June 2024 FirstFire Private Placement – June 2024 FF Purchase Agreement”), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company was also prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer was acting as principal in the purchase of common stock from the Company or an Equity Line of Credit (as defined in the May 2024 FF Note and the June 2024 FF Note (as defined in “—June 2024 FirstFire Private Placement”)), without the consent of FirstFire, which could not be unreasonably withheld. In addition, the Company could not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the May 2024 FF Purchase Agreement.

The May 2024 FF Purchase Agreement (as well as the May 2024 FF Note and the May 2024 FF Warrants) provided that the maximum amount of shares of common stock issuable under the May 2024 FF Note and the May 2024 FF Warrants was limited to the FF Exchange Limitation (as defined below) until we obtained stockholder approval (the “FF Stockholder Approval”) to issue shares in excess of 19.99% of the issued and outstanding common stock of the Company as of the date of the May 2024 FF Purchase Agreement, or 64,059 shares of common stock, which number of shares would be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the May 2024 FF Purchase Agreement under applicable rules of the NYSE American and such limited number of shares, the “FF Exchange Limitation”). The Company was required to hold a meeting of stockholders on or before the date that was six months after the date of the May 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company was required to solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders were required to vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers were required to vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company was generally required to use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company did not obtain the FF Stockholder Approval at the first meeting at which the proposal was voted upon, the Company was required to call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval was obtained.

May 2024 FF Registration Rights Agreement

As required by the May 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of May 16, 2024, between the Company and FirstFire (the “May 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the May 2024 FF Commitment Shares and the shares of common stock underlying the May 2024 FF Note and the May 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the May 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the May 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the May 2024 FF Purchase Agreement. A registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the May 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the May 2024 FF Notes or upon exercise of the May 2024 FF Warrants became greater than the number that could be offered for resale by means of the prospectus that formed a part of such registration statement, then the Company was required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

May 2024 FF Note

The principal amount of the May 2024 FF Note was based on an original issue discount of 10% and bore interest at the rate of 10% per annum on a 365-day basis. The interest was guaranteed, which required that all interest that would accrue through the latest date of maturity (equal to $41,250) be paid. The May 2024 FF Note was to mature on the earlier of the 12-month anniversary date of the issuance date, or May 16, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company was not the survivor.

Under the May 2024 FF Note, the Company was required to make eight monthly amortization payments of $56,715 each, commencing September 16, 2024, and pay the entire remaining outstanding balance on May 16, 2025. The Company could prepay the May 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the May 2024 FF Note, the holder of the May 2024 FF Note could at any time and from time to time, subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after conversion or exercise (the “FF Beneficial Ownership Limitation”) and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the May 2024 FF Note into shares of common stock at an initial conversion price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock to match the price of such lower-priced securities, other than for an Excluded Issuance (the “FF Notes Fixed Conversion Price”). If the Company failed to make an amortization payment when due under the May 2024 FF Note, the balance remaining under the May 2024 FF Note would become convertible, and the conversion price would become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the May 2024 FF Note. If an FF Notes Event of Default occurred, then the balance remaining under the May 2024 FF Note would become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $9.36 per share.

An FF Notes Event of Default would occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of our subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the May 2024 FF Note holder; unavailability of Rule 144 under the Securities Act (“Rule 144”) for resales of the Company’s securities on or after six months from the issuance date of the May 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default would result in a number of additional obligations to the May 2024 FF Note holder, including acceleration and multiplication by 125% of the May 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same was paid; and the increase of the principal balance of the May 2024 FF Note by $3,000 each calendar month until the May 2024 FF Note was repaid in its entirety.

If, at any time prior to the full repayment or full conversion of all amounts owed under the May 2024 FF Note, the Company received cash proceeds from any source or series of related or unrelated sources on or after the date of the May 2024 FF Note, including but not limited to, from payments from customers, the issuance of equity or debt, the incurrence of Indebtedness (as defined in the June 2024 FF Note and the May 2024 FF Note), a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company was required, within one business day of the Company’s receipt of such proceeds, to inform the holder of the May 2024 FF Note of or publicly disclose such receipt, following which the holder of the May 2024 FF Note would have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the May 2024 FF Note. The 110% prepayment premium would apply to any repayment of the May 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The May 2024 FF Note was a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the May 2024 FF Note was junior in priority to the Second SHB Promissory Note and, in accordance with the Amendment to May 2024 FF Transaction Documents, was pari passu in priority to the June 2024 FF Note. The Company repaid the Second SHB Promissory Note on July 26, 2024. The Company could not incur any Indebtedness that was senior to or pari passu with the obligations under the May 2024 FF Note. During the period that any obligation under the May 2024 FF Note remained outstanding, the Company could not, without the May 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors.

The Company also could not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second SHB Promissory Note while the Company had any obligation under the May 2024 FF Note without FirstFire’s written consent. The Company also could not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which could not be unreasonably withheld. The May 2024 FF Note also contained a most favored nations provision with respect to the issuance of any debt securities of the Company.

On August 23, 2024, FirstFire converted $41,250 of the outstanding balance under the May 2024 FF Note into 2,865 shares of common stock at the FF Notes Fixed Conversion Price ($14.40 per share). On September 16, 2024, the Company made the first amortization payment required under the May 2024 FF Note of $56,715. On September 19, 2024, FirstFire effected two conversions of the May 2024 FF Note, which in aggregate converted the remaining balance of $355,785 under the May 2024 FF Note into 24,708 shares of common stock at the FF Notes Fixed Conversion Price.

May 2024 FF Warrants

First May 2024 FF Warrant

The First May 2024 FF Warrant was initially exercisable for up to 28,646 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder could exercise the First May 2024 FF Warrant by a “cashless” exercise if the Market Price (as defined below) was less than the exercise price then in effect and there was no effective registration statement for the resale of the shares. The “Market Price” was defined as the highest traded price of the common stock during the 30 trading days before the date of the cashless exercise. The number of shares issuable upon cashless exercise would equal (i) the product of (a) the number of shares of common stock that the holder elected to purchase under the First May 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First May 2024 FF Warrant, the holder of the First May 2024 FF Warrant could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First May 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First May 2024 FF Warrant would be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First May 2024 FF Warrant for the adjusted number of shares underlying the First May 2024 FF Warrant would be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First May 2024 FF Warrant also contained rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second May 2024 FF Warrant

The Second May 2024 FF Warrant was exercisable for up to 5,209 shares of common stock at an initial exercise price of $0.48 per share from the date (the “Second FF Warrants Trigger Date”) of an FF Notes Event of Default until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second May 2024 FF Warrant would automatically be canceled if the May 2024 FF Note was fully repaid in cash prior to any FF Notes Event of Default. The Second May 2024 FF Warrant otherwise had the same terms and conditions as the First May 2024 FF Warrant.

June 2024 Amendment to May 2024 Transaction Documents with FirstFire

On June 18, 2024, the Company entered into the Amendment to May 2024 FF Transaction Documents. The Amendment to May 2024 FF Transaction Documents contained agreements relating to the May 2024 FF Purchase Agreement and the May 2024 FF Note and an amendment to the original May 2024 FF Purchase Agreement.

The Amendment to May 2024 FF Transaction Documents provided that neither the Company’s execution of the June 2024 FF Purchase Agreement (as defined below) and the related transaction documents, nor the Company’s issuance of securities to FirstFire pursuant to the June 2024 FF Purchase Agreement and the related transaction documents, will cause a breach of any provision of the May 2024 FF Purchase Agreement or an FF Notes Event of Default. The Amendment to May 2024 FF Transaction Documents further provided that the issuance of the June 2024 FF Note was permitted, and that the June 2024 FF Note will be pari passu in priority to the May 2024 FF Note, notwithstanding anything to the contrary in the May 2024 FF Purchase Agreement or the May 2024 FF Note. In addition, the original May 2024 FF Purchase Agreement was amended to delete a provision that, upon meeting certain terms and conditions, at the Company’s option, FirstFire would be required to fund the purchase price of at least an additional $175,000 under the same terms and conditions as the May 2024 FF Purchase Agreement and related transaction documents.

Placement Agent Compensation Relating to May 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, under which Boustead acted as the placement agent in connection with the initial transaction contemplated by the May 2024 FF Purchase Agreement, the Company paid to Boustead a cash fee of $26,250, equal to 7% of the purchase price of the May 2024 FF Note, and a non-accountable expense allowance of $3,750, equal to 1% of the purchase price of the May 2024 FF Note. The Company also issued Boustead 274 shares of common stock, equal to 7% of the May 2024 FF Commitment Shares. In addition, the Company issued a placement agent warrant to purchase up to 7% of the shares issuable upon exercise of the First May 2024 FF Warrant, or 2,006 shares, with an exercise price of $14.40 per share (the “FF Placement Agent Warrant”). The number of shares that may be issued upon exercise of the FF Placement Agent Warrant was limited by the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The FF Placement Agent Warrant will be exercisable for a period of five years from the date of issuance, contains cashless exercise provisions, and may have certain registration rights.

Under the Boustead Engagement Letter, the Company also issued to Boustead a placement agent warrant to purchase up to a number of shares equal to 7% of the shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, or 365 shares, at an exercise price of $0.48 per share (the “Second May 2024 Placement Agent Warrant”), exercisable for five years from the Second FF Warrants Trigger Date.

On June 18, 2024, the Company entered into a Warrant Cancellation Agreement, dated as of June 18, 2024, between the Company and Boustead, which provided that the Second May 2024 Placement Agent Warrant was cancelled and of no further effect, and that no other compensation will be issued to Boustead by the Company in lieu of the Second May 2024 Placement Agent Warrant. No portion of the Second May 2024 Placement Agent Warrant had been exercised prior to its cancellation.

June 2024 FirstFire Private Placement

On June 18, 2024, the Company entered into the Securities Purchase Agreement, dated as of June 18, 2024 (the “June 2024 FF Purchase Agreement”), between the Company and FirstFire, pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note on June 18, 2024, in the principal amount of $198,611 (the “June 2024 FF Note” and together with the May 2024 FF Note, the “FF Notes”); 1,881 shares of common stock (the “June 2024 FF Commitment Shares”), as partial consideration for the purchase of the June 2024 FF Note; a warrant at an initial exercise price of $14.40 per share (the “First June 2024 FF Warrant”) for the purchase of up to 13,793 shares of common stock at an initial exercise price of $14.40 per share, as partial consideration for the purchase of the June 2024 FF Note; and a warrant (the “Second June 2024 FF Warrant” and together with the First June 2024 FF Warrant, the “June 2024 FF Warrants” and the June 2024 FF Warrants together with the May 2024 FF Warrants, the “FF Warrants”) for the purchase of up to 2,508 shares of common stock at an initial exercise price of $0.48 per share exercisable from the Second FF Warrants Trigger Date, that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note.

The Company also entered into a Security Agreement, dated as of June 18, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the June 2024 FF Note in all assets of the Company except for the SHB Collateral, until the full repayment of the Second SHB Promissory Note, pursuant to the Second SHB Loan Agreement. The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024. The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024, and the SHB Assignment of Deposit and the Second SHB Loan Agreement are no longer in effect.

The closing of the transaction contemplated by the June 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $175,000, was subject to certain conditions. On June 18, 2024, such conditions were met. As a result, the June 2024 FF Commitment Shares, the June 2024 FF Note and the June 2024 FF Warrants were issued as of June 18, 2024, and FirstFire paid $175,000, of which the Company received $154,500 in net proceeds after deductions of the placement agent’s fee of $12,250 and non-accountable expense allowance of $1,750, and FirstFire counsel’s fees of $6,500.

June 2024 FF Purchase Agreement

Under the June 2024 FF Purchase Agreement, until the June 2024 FF Note had been fully converted or repaid, the June 2024 FF Note holder had participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company was also prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer was acting as principal in the purchase of common stock from the Company or an Equity Line of Credit, without the consent of FirstFire, which could not be unreasonably withheld. In addition, the Company could not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the June 2024 FF Purchase Agreement other than an Excluded Issuance.

The June 2024 FF Purchase Agreement (as well as the June 2024 FF Note and the June 2024 FF Warrants) provided that the maximum amount of shares of common stock issuable under the June 2024 FF Note and the June 2024 FF Warrants was limited to the FF Exchange Limitation until the Company obtained the FF Stockholder Approval. The Company was required to hold a meeting of stockholders on or before the date that was six months after the date of the June 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company was required to solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders were required to vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers were required to vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company was generally required to use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company did not obtain the FF Stockholder Approval at the first meeting at which the proposal was voted upon, the Company was required to call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval was obtained.

June 2024 FF Registration Rights Agreement

As required by the June 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of June 18, 2024, between the Company and FirstFire (the “June 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the June 2024 FF Commitment Shares and the shares of common stock underlying the June 2024 FF Note and the June 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the June 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the June 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the June 2024 FF Purchase Agreement. A registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the June 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the June 2024 FF Note or upon exercise of the June 2024 FF Warrants became greater than the number that may be offered for resale by means of the prospectus that formed a part of such registration statement, then the Company was required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

June 2024 FF Note

The principal amount of the June 2024 FF Note was based on an original issue discount of 10% and bore bear interest at the rate of 10% per annum on a 365-day basis. The interest was be guaranteed, which required that all interest that would accrue through the latest date of maturity (equal to approximately $19,861) be paid. The June 2024 FF Note was to mature on the earlier of the 12-month anniversary date of the issuance date, or June 18, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company was not the survivor.

Under the June 2024 FF Note, the Company was required to make eight monthly amortization payments of approximately $27,309 each, commencing October 18, 2024, and pay the entire remaining outstanding balance on June 18, 2025. The Company could prepay the June 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the June 2024 FF Note, the holder of the June 2024 FF Note could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the June 2024 FF Note into shares of common stock at the initial FF Notes Fixed Conversion Price. If the Company failed to make an amortization payment when due under the June 2024 FF Note, the balance remaining under the June 2024 FF Note will become convertible, and the conversion price would become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the June 2024 FF Note. If an FF Notes Event of Default occurred, then the balance remaining under the June 2024 FF Note would become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $9.36 per share.

An FF Notes Event of Default would occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of the Company’s subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the June 2024 FF Note holder; unavailability of Rule 144 for resales of the Company’s securities on or after six months from the issuance date of the June 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default would result in a number of additional obligations to the June 2024 FF Note holder, including acceleration and multiplication by 125% of the June 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same was paid; and the increase of the principal balance of the June 2024 FF Note by $3,000 each calendar month until the June 2024 FF Note was repaid in its entirety.

If at any time prior to the full repayment or full conversion of all amounts owed under the June 2024 FF Note the Company received cash proceeds from any source or series of related or unrelated sources on or after the date of the June 2024 FF Note, including but not limited to, payments from customers, the issuance of equity or debt, the incurrence of Indebtedness, a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company was required, within one business day of the Company’s receipt of such proceeds, to inform the holder of the June 2024 FF Note of or publicly disclose such receipt, following which the holder of the June 2024 FF Note would have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the June 2024 FF Note, not including any such proceeds used to repay the May 2024 FF Note. The 110% prepayment premium would apply to any repayment of the June 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The June 2024 FF Note was a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the June 2024 FF Note provided that it was pari passu in priority to the May 2024 FF Note, and was junior in priority to the Second SHB Promissory Note. The Company repaid the Second SHB Promissory Note on July 26, 2024. The Company could not incur any Indebtedness that was senior to or pari passu with the obligations under the June 2024 FF Note. During the period that any obligation under the June 2024 FF Note remained outstanding, the Company could not, without the June 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors.

The Company also could not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second SHB Promissory Note while the Company had any obligation under the June 2024 FF Note without FirstFire’s written consent. The Company also could not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which could not be unreasonably withheld. The June 2024 FF Note also contained a most favored nations provision with respect to the issuance of any debt securities of the Company.

On September 19, 2024, FirstFire converted the entire balance under the June 2024 FF Note of $218,472 into 15,172 shares of common stock at the FF Notes Fixed Conversion Price ($14.40 per share).

June 2024 FF Warrants

First June 2024 FF Warrant

The First June 2024 FF Warrant was exercisable for up to 13,793 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder could exercise the First June 2024 FF Warrant by a “cashless” exercise if the Market Price was less than the exercise price then in effect and there was no effective registration statement for the resale of the shares. The number of shares issuable upon cashless exercise would equal (i) the product of (a) the number of shares of common stock that the holder elected to purchase under the First June 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First June 2024 FF Warrant, the holder of the First June 2024 FF Warrant could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First June 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First June 2024 FF Warrant would be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First June 2024 FF Warrant for the adjusted number of shares underlying the First June 2024 FF Warrant would be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First June 2024 FF Warrant also contained rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second June 2024 FF Warrant

The Second June 2024 FF Warrant was exercisable for up to 2,508 shares of common stock at an initial exercise price of $0.48 per share from the Second FF Warrants Trigger Date until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second June 2024 FF Warrant would automatically be cancelled if the June 2024 FF Note was fully repaid in cash prior to any FF Notes Event of Default. The Second June 2024 FF Warrant otherwise had the same terms and conditions as the First June 2024 FF Warrant.

Placement Agent Compensation Relating to June 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, Boustead acted as placement agent in the transaction described above. Pursuant to the Boustead Engagement Letter, the Company paid Boustead a commission of $12,250, equal to 7% of the gross proceeds from this transaction, and a non-accountable expense allowance of $1,750, equal to 1% of the gross proceeds from this transaction. Boustead waived any rights to compensation from the issuance of warrants to purchase common stock of the Company under the Boustead Engagement Letter with respect to this transaction, and deferred any rights to compensation from the issuance of shares of common stock under the Boustead Engagement Letter with respect to this transaction.

September 26, 2025 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On September 26, 2024, the Company delivered a letter (the “September 2024 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $12.00 per share (the “September 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the September 2024 Reduced Exercise Price Offer. The September 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the September 2024 Reduced Exercise Price on or prior to October 14, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the September 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the September 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, dated as of August 12, 2024, between the Company and FirstFire (the “Redemption Agreement”), such that any exercise of the FirstFire Warrants at the September 2024 Reduced Exercise Price would reduce the Redemption Price (as defined by the Redemption Agreement) for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. The September 2024 Reduced Exercise Price Offer expired on October 14, 2024, without exercise of the FirstFire Warrants.

October 15, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On October 15, 2024, the Company delivered a letter (the “October 2024 Reduced Exercise Price Offer”) to FirstFire containing a new offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $12.00 per share (the “October 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the October 2024 Reduced Exercise Price Offer. The October 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the October 2024 Reduced Exercise Price on or prior to November 8, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the October 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the October 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the FirstFire Warrants at the October 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. In addition, under the terms of the October 2024 Reduced Exercise Price Offer, any attempt to exercise the FirstFire Warrants by cashless exercise at the Reduced Exercise Price would be null and void. The October 2024 Reduced Exercise Price Offer expired on November 8, 2024, without exercise of the FirstFire Warrants.

November 12, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On November 12, 2024, the Company delivered a letter (the “November 12, 2024 Reduced Exercise Price Offer”) to FirstFire containing a new offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $5.76 per share (the “November 12, 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the November 12, 2024 Reduced Exercise Price Offer. The November 12, 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the November 12, 2024 Reduced Exercise Price on or prior to December 13, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the November 12, 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the November 12, 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the FirstFire Warrants at the November 12, 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. In addition, under the terms of the November 12, 2024 Reduced Exercise Price Offer, any attempt to exercise the FirstFire Warrants by cashless exercise at the November 12, 2024 Reduced Exercise Price would be null and void.

On November 13, 2024, the First June 2024 FF Warrant was fully exercised to purchase 13,793 shares of common stock at the November 12, 2024 Reduced Exercise Price pursuant to the November 12, 2024 Reduced Exercise Price Offer. The Company received proceeds of $79,444.

November 25, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrant Issued to FirstFire Global Opportunities Fund, LLC

On November 25, 2024, the Company delivered a letter (the “November 25, 2024 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the First May 2024 FF Warrant from the applicable exercise price of $14.40 per share to $3.00 per share (the “November 25, 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the November 25, 2024 Reduced Exercise Price Offer. The November 25, 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The First May 2024 FF Warrant could only be exercised at the November 25, 2024 Reduced Exercise Price on or prior to December 13, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the First May 2024 FF Warrant would occur as a result of the November 25, 2024 Reduced Exercise Price Offer or any exercise of the First May 2024 FF Warrant according to its terms; (iii) the November 25, 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the First May 2024 FF Warrant at the November 25, 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the First May 2024 FF Warrant by the same amount as would apply to an exercise of the First May 2024 FF Warrant at the initial exercise price of $14.40 per share; and (iv) any anti-dilution rights under or applicable to the First May 2024 FF Warrant with respect to any “at the market offering” (as defined under Rule 415(a)(4) under the Securities Act, including, but not limited to, any such rights that may be provided for under Section 2 of the First May 2024 FF Warrant, were permanently waived.

On December 2, 2024, the First May 2024 FF Warrant was exercised to purchase 10,000 shares of common stock at the November 25, 2024 Reduced Exercise Price pursuant to the November 25, 2024 Reduced Exercise Price Offer. The Company received proceeds of $30,000.

January 29, 2025 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On January 29, 2025, the Company delivered a letter (the “January 2025 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the First May 2024 FF Warrant from the applicable exercise price of $14.40 per share to $1.25 per share (the “January 2025 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the January 2025 Reduced Exercise Price Offer. The January 2025 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The First May 2024 FF Warrant could only be exercised at the January 2025 Reduced Exercise Price on or prior to February 12, 2025; (ii) no adjustment to the number of shares issuable upon exercise of the First May 2024 FF Warrant could occur as a result of the January 2025 Reduced Exercise Price Offer or any exercise of the First May 2024 FF Warrant according to its terms; (iii) the January 2025 Reduced Exercise Price Offer had no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the First May 2024 FF Warrant at the January 2025 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the First May 2024 FF Warrant by the same amount as would apply to an exercise of the First May 2024 FF Warrant at the initial Exercise Price of $14.40 per share; and (iv) any anti-dilution rights under or applicable to the First May 2024 FF Warrant with respect to any “at the market offering” (as defined under Rule 415(a)(4) under the Securities Act), including, but not limited to, any such rights that may be provided for under Section 2 of the First May 2024 FF Warrant, were permanently waived.

On January 30, 2025, the First May 2024 FF Warrant was exercised to purchase all of the remaining 18,646 shares of common stock underlying the First May 2024 FF Warrant at the January 2025 Reduced Exercise Price pursuant to the January 2025 Reduced Exercise Price Offer. The Company received proceeds of $23,308.

July 2024 Private Placement with Clayton Adams

Under the Subscription Agreement, dated as of July 23, 2024 (the “Adams Subscription Agreement”), between the Company and Clayton Adams (“Adams”), Adams agreed to pay $100,000 to the Company and the Company issued a pre-funded warrant to purchase 6,945 shares of common stock of the Company to Adams at an exercise price of $0.48 per share (the “Adams Warrant”). Exercise rights under the Adams Warrant were subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after exercise, and any change in this percentage would not be effective until the 61st day after such change is agreed to (the “Offered Securities Beneficial Ownership Limitation”). The Adams Warrant provided that it would become exercisable on the date that the NYSE American authorized the issuance of shares pursuant to exercise with respect to the number of shares authorized for such issuance, or the date that the Company is no longer listed on the NYSE American (the “Offered Securities Exchange Condition”). Pursuant to the authorization of the NYSE American, this condition for exercise was met. The Adams Warrant could be exercised on a cashless basis. The Adams Subscription Agreement also provided certain registration rights with respect to the shares issuable upon exercise of the Adams Warrant.

On September 10, 2024, the Adams Warrant was exercised to purchase 4,902 shares of common stock, and on September 19, 2024, the Adams Warrant was exercised to purchase the remaining 2,043 shares of common stock, for total proceeds of $3,333.

Issuance of Warrant to Boustead Securities, LLC In Connection With July 2024 Private Placement with Clayton Adams

Pursuant to the Boustead Engagement Letter, the Company was required to pay Boustead a commission equal to 7% of the gross proceeds from the July 2024 private placement with Clayton Adams and a non-accountable expense allowance equal to 1% of the gross proceeds from such transaction. Boustead deferred its rights to the commission and non-accountable expense allowance. Pursuant to the Boustead Engagement Letter, on July 25, 2024, the Company issued Boustead a warrant to purchase 487 shares of common stock at an exercise price of $14.40 per share for a term of five years from the date of issuance (the “July 2024 Boustead Warrant”). The July 2024 Boustead Warrant may be exercised on a cashless basis. Exercise rights under the July 2024 Boustead Warrant were initially subject to the Offered Securities Exchange Condition. Pursuant to the authorization of the NYSE American, this condition for exercise has been met.

Termination Agreement with Boustead Securities, LLC

On September 18, 2024, the Company entered into the Termination Agreement, dated as of September 18, 2024 (the “Termination Agreement”), between the Company and Boustead. The Termination Agreement was entered into due to the interest of each party to the Termination Agreement to end all material remaining obligations to the other party in an amicable manner. In addition, the execution of the Termination Agreement was determined to be necessary in order for the Company to enter into the September 2024 Term Sheet (as defined below). Specifically, the parties entered into the Termination Agreement in order to terminate the Boustead Engagement Letter, pursuant to which Boustead had had certain rights to act as a financial advisor to the Company. The Termination Agreement also provides for the termination of the right of first refusal (the “Right of First Refusal”) provided under the Underwriting Agreement, dated as of November 13, 2023, between the Company and Boustead, as representative of the underwriters in connection with the Company’s firm commitment underwritten initial public offering (the “Underwriting Agreement”), in exchange for the issuance of the Termination Shares (as defined below).

The Termination Agreement provided that the Company issue to Boustead 62,500 shares (the “Initial Termination Shares”) of common stock, by the later of the date that was (i) five business days after the date of the Termination Agreement and (ii) the date that the NYSE American authorized the issuance of the Initial Termination Shares (the “Termination Date”). On the Termination Date, the Boustead Engagement Letter and the Right of First Refusal and rights and obligations pursuant to the Boustead Engagement Letter and the Right of First Refusal would be terminated except with respect to certain customary surviving provisions. The Termination Agreement further provided that the Company pay Boustead a total of $168,467.43 in cash upon the occurrence of certain conditions.

The Termination Agreement further provides that upon issuance by the Company of common stock or other securities that are exercisable or exchangeable for, or convertible into, common stock to any third party (other than Boustead or any affiliate of Boustead), the Company will issue to Boustead a number of shares of common stock equal to 10.35% of the shares of common stock (or other securities) so issued by the Company in any such transaction other than a Change in Control (as defined in the Termination Agreement) (the “Additional Termination Shares,” and, together with the Initial Termination Shares, the “Termination Shares”), by the later of (i) five business days after the date of such issuance and (ii) the date that the NYSE American authorizes the issuance of the Additional Termination Shares. The Company’s obligation to issue Additional Termination Shares will cease immediately prior to the effective date of a Change in Control and, for the avoidance of doubt, Boustead will not be entitled to any percentage of the securities issued by the Company in connection with the Change in Control.

Under the Termination Agreement, the Termination Shares are not subject to any lock up agreement, however, once the Termination Shares are registered for resale by Boustead under an effective registration statement, Boustead may not sell on any trading day more than ten percent of the total trading volume of the common stock on such day. The Termination Agreement requires that, at Boustead’s option, the Company register for resale all or any portion of the Termination Shares concurrently with the registration of the offer and sale of other securities, all to the extent requisite to permit the public offering and resale of the Termination Shares.

In addition, the Termination Agreement required that if the Company raised at least $1 million in gross proceeds from a financing, the Company would pay Boustead $100,000 as partial consideration under the Termination Agreement and $68,467.43 to pay an existing account payable owed by the Company to Boustead.

On October 15, 2024, the Company entered into a letter agreement, dated as of October 15, 2024, between the Company and Boustead (the “Termination Agreement Amendment”). The execution of the Termination Agreement Amendment was determined to be necessary in order for the Company and Boustead to effectuate the Termination Agreement.

The Termination Agreement Amendment amended and supplemented the Termination Agreement to provide that notwithstanding anything to the contrary, the aggregate number of shares of common stock issuable to Boustead pursuant to the Termination Agreement is limited to no more than 19.99% of the aggregate number of shares issued and outstanding shares of common stock immediately prior to the execution of the Termination Agreement, or 75,452 shares of common stock, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Termination Agreement under applicable rules of the NYSE American (the “Termination Shares Exchange Cap”), unless the Company’s stockholders have approved the issuance of common stock pursuant to the Termination Agreement in excess of that amount in accordance with the applicable rules of the NYSE American (the “Exchange Cap Stockholder Approval”).

The Termination Agreement Amendment stated that the Company would be required to file a registration statement on Form S-4 (the “Contemplated Registration Statement”) that included a joint proxy statement/prospectus relating to a meeting of stockholders (the “Contemplated Stockholders Meeting”) pursuant to a stock purchase agreement that the Company expected to enter into on substantially the same terms as a Binding Term Sheet, dated as of September 18, 2024, among the Company and certain other parties, relating to a proposed business combination (the “September 2024 Term Sheet”). The Contemplated Stockholders Meeting was required to occur within 45 days of the effective date of the Contemplated Registration Statement, but no later than 180 days after the date after such 45-day period (the “Extended Meeting Deadline”). The Termination Agreement Amendment provided that the Company would solicit proxies to vote for the Exchange Cap Stockholder Approval at the Contemplated Stockholders Meeting and to include all necessary information to obtain the Exchange Cap Stockholder Approval in the related proxy statement. If the Company filed a proxy statement in connection with any other meeting of stockholders, or an information statement in connection with a written consent of stockholders in lieu of a stockholders meeting, prior to the Contemplated Stockholders Meeting, it would be required to include a proposal to obtain the Exchange Cap Stockholder Approval in such proxy statement and solicit proxies for such Exchange Cap Stockholder Approval, or include disclosure of the Exchange Cap Stockholder Approval in such information statement, in each case in accordance with applicable rules of the SEC to obtain the Exchange Cap Stockholder Approval.

The Termination Agreement Amendment provided that if the Company failed to obtain the Exchange Cap Stockholder Approval by the Extended Meeting Deadline, then the Company would promptly, and in any event within 15 days of the Extended Meeting Deadline, make a true up cash payment to Boustead in an amount equal to the product of (i) the number of additional shares of common stock that Boustead would have received pursuant to the Termination Agreement, but for the Termination Shares Exchange Cap, multiplied by (ii) the value weighted average price of the common stock for the 30-day period ending on the day of the Extended Meeting Deadline.

On October 17, 2024, the NYSE American authorized the issuance of the Initial Termination Shares. Accordingly, the Company issued the Initial Termination Shares to Boustead. Pursuant to such issuance, the Termination Date occurred on October 17, 2024. On such date, the Boustead Engagement Letter and the Right of First Refusal and rights and obligations pursuant to the Boustead Engagement Letter and the Right of First Refusal were terminated except with respect to certain customary surviving provisions. Pursuant to the registration requirements under the Amended Termination Agreement, on December 2, 2024, the Company filed a registration statement on Form S-3 with the SEC in part to register the offer and resale of the Initial Termination Shares, which was declared effective by the SEC on December 5, 2024.

On February 6, 2025, the Company paid Boustead $168,467.43 pursuant to the Amended Termination Agreement.

Pursuant to the September 2024 Term Sheet, on January 28, 2025, the Company entered into the DRCR Purchase Agreement (as defined in “—Stock Purchase Agreement with Dear Cashmere Group Holding Company; Termination”), as contemplated by the September 2024 Term Sheet. However, on March 4, 2025, the Company terminated the DRCR Purchase Agreement, in light of the Company’s determination that it was not possible to proceed with the related transaction due to applicable stock exchange requirements.

Since September 18, 2024, the date that the Company entered into the Termination Agreement, as of December 22, 2025, the Company has issued a total of 285,000 shares of common stock to persons other than Boustead. In addition, in connection with the public offering prospectus included in this registration statement, the Company is offering a total of 6,034,482 shares of common stock and/or shares issuable upon exercise of pre-funded warrants and up to 24,917,061 shares of common stock issuable upon exercise of warrants, including shares issuable upon exercise of warrants being offered to the representative of the underwriters in the offering and shares of common stock issuable upon exercise of the warrants that would be issuable at the Floor Price (as defined in such warrants) and if exercised on the “zero cash exercise” basis provided for under such warrants, based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025. As a result of the prior issuances and assuming that the maximum number of shares issuable in the contemplated offering are issued, the Company has determined that it will be required to issue a total of 3,232,983 Additional Termination Shares to Boustead, or 3,713,505 Additional Termination Shares to Boustead if the over-allotment option in the contemplated offering is fully exercised, pursuant to the Amended Termination Agreement and subject to its terms and conditions as described above, based on an assumed combined public offering price of $1.16 per share and accompanying warrant, the last reported sale price of our common stock on the NYSE American on December 22, 2025.

DRCR Convertible Promissory Note

On October 7, 2024, the Company issued a Convertible Promissory Note to Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), dated October 7, 2024, in the principal amount of $150,000 (the “October 2024 Note”). The principal accrued interest at an annual rate of 35%. The principal and accrued interest became payable on the date of written demand any time after the closing of the Company’s next financing transaction (the “Payment Date”). The Company was required to make full payment of the balance of all principal and accrued interest on the Payment Date. The Company could prepay the principal and any interest then due without penalty. If any amount was not paid when due, such overdue amount would accrue default interest at a rate of 37%. The October 2024 Note contained customary representations, warranties, and events of default provisions.

In addition, the October 2024 Note provided that at any time after an event of default, the holder of the October 2024 Note could convert the outstanding principal amount plus accrued and unpaid interest into shares of common stock at a conversion price of $691.20 per share, subject to adjustment for stock splits and similar transactions. The conversion right was subject to prior authorization (“Exchange Authorization”) of the NYSE American LLC (the “NYSE American”). The October 2024 Note would be amended to incorporate any modifications requested by the NYSE American in order to provide the Exchange Authorization.

On March 4, 2025, the Company made full payment of the balance of all principal and accrued interest under the October 2024 Note. The outstanding balance at June 30, 2025 is $0.

Stock Purchase Agreement with Dear Cashmere Group Holding Company; Termination

On January 28, 2025, the Company entered into a Stock Purchase Agreement (the “DRCR Purchase Agreement”), dated as of January 28, 2025 (the “Effective Date”), by and among the Company, Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), James Gibbons (“Gibbons”), and Nicolas Link (together with Gibbons, the “Sellers”). The DRCR Purchase Agreement provided that, subject to the satisfaction or waiver of the conditions set forth in the DRCR Purchase Agreement, the Company would consummate the transactions (the “DRCR Transactions”) contemplated by the DRCR Purchase Agreement at the date (the “DRCR Closing Date”) of the closing of the DRCR Transactions (the “DRCR Closing”). The DRCR Transactions were contemplated to include (a) the Company’s issuance to the Sellers of (i) shares of common stock constituting 19.99% of its outstanding shares of common stock; and (ii) an aggregate of 19,782.720 shares of a Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, which would automatically convert, upon and subject to certain conditions, into 19,782,720 shares of common stock (the “Preferred Stock Conversion”); and (b) the Sellers’ sale and transfer to the Company of the number of shares of common stock and preferred stock of DRCR that represent in the aggregate 99.13% of the issued and outstanding capital stock and aggregate voting power of DRCR.

The DRCR Purchase Agreement contemplated that: (a) the Company may enter into agreements with additional stockholders of DRCR to purchase their shares of DRCR, pursuant to the terms and conditions set forth in the respective purchase agreements (the “Additional Agreements”); (b) upon the DRCR Closing, DRCR would function as an operating subsidiary of the Company, and the Company would consolidate the financial results and information of DRCR with its own; (c) the Company had obtained an opinion of a financial advisor to the board of directors of the Company to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the DRCR Transactions were fair, from a financial point of view, to the stockholders of the Company, and had provided a copy of the written opinion to DRCR, solely for informational purposes; and (d) subsequent to the DRCR Closing, subject to receipt of any necessary stockholder, regulatory, and stock exchange consents or approvals, the Company would acquire the remaining outstanding equity ownership of the Company through a merger of DRCR into the Company or a wholly-owned subsidiary of the Company (the “DRCR Merger”).

The DRCR Purchase Agreement provided that the consummation of the DRCR Transactions was subject to the satisfaction or waiver of certain conditions to the DRCR Closing. The conditions to the DRCR Closing included the condition that the parties to the DRCR Purchase Agreement obtain all approvals required for the initial listing of the Company’s common stock on The Nasdaq Stock Market LLC (“Nasdaq”) and the transfer of the Company’s listing from the NYSE American to Nasdaq (the “Nasdaq Listing Requirement”).

The DRCR Purchase Agreement provided that the Company was required to seek to raise, with DRCR’s assistance, at least $2.0 million of funding through a private placement or public offering of its securities (the “Company Financing”) as soon as possible after the date of the DRCR Purchase Agreement. The net proceeds of the Company Financing were required to be equally split between the Company and DRCR, and each of them was required to use such proceeds for its operations and, in the case of the Company, to pay down its indebtedness and other liabilities such that there would be no material liabilities of the Company remaining at the time of the Preferred Stock Conversion. In order to split the net proceeds of the Company Financing as described above, the Company was required to make loans of one-half of the net proceeds (or such lesser amount as agreed to by the Company, DRCR and the Sellers) to DRCR, which loans were required to be (i) forgiven upon the Preferred Stock Conversion or (ii) repaid if the DRCR Transactions were unwound in accordance with the terms of the DRCR Purchase Agreement or if the DRCR Purchase Agreement was otherwise terminated in accordance with its terms. The Company Financing did not include the offering of securities pursuant to an at the market offering under the Company’s Registration Statement on Form S-3 (SEC File No. 333-283559) filed with the SEC on December 2, 2024 and declared effective by the SEC on December 5, 2024 (the “Form S-3”) or any similar at the market offering, the proceeds of which were required to be used to pay down the Company’s indebtedness and other liabilities such that there will be no material liabilities of the Company remaining at the time of the Preferred Stock Conversion.

In addition, the DRCR Purchase Agreement contained a number of covenants that restricted the Company’s conduct prior to the termination of the DRCR Purchase Agreement or the occurrence of certain other events (the “Restricted Period”). These included the following: The Company could not, without the written consent of DRCR, which could not be unreasonably withheld: (a) Declare any dividends; (ii) adjust, split, combine or reclassify its capital stock (except as may be necessary to satisfy any applicable continued listing requirements of any stock exchange on which the Company’s common stock was listed or any initial listing requirements of any stock exchange to which the Company has applied for listing of the Company’s common stock); (b), redeem, purchase, or otherwise acquire its capital stock (except, in the case of the Company, with respect to the First May 2024 FF Warrant); (c) issue or sell its capital stock or securities convertible into its capital stock (other than pursuant to the exercise or conversion of convertible securities outstanding on the date of the DRCR Purchase Agreement, or, in the case of the Company, with respect to the At The Market Offering Agreement, dated December 2, 2024 (the “ATM Agreement”), by and between the Company and H.C. Wainwright & Co., LLC, as sales agent, and pursuant to the prospectus contained in the Form S-3); (d) enter into any contract with respect to the sale, voting, registration, or repurchase of capital stock (except, in the case of the Company, with respect to a Company Financing or the registration statement on Form S-4 that was required to be prepared and filed pursuant to the applicable terms and provisions of the DRCR Purchase Agreement; (e) incur more than $250,000 of indebtedness, subject to certain exceptions; (f) sell, lease, license, encumber, or dispose of any assets; (g) acquire material assets, properties, or business organizations; (h) enter into certain types of contracts; (i) make certain loans; (j) commence, settle, or take certain other actions with respect to legal actions pending before any governmental or regulatory body; (k) enter into transactions with any affiliate or stockholder that would reasonably be expected to materially delay or prevent the consummation of the DRCR Transactions or the DRCR Merger or that would be required to be described under Item 404 of Regulation S-K; or (l) increase or extend the compensation of any employees, directors, or officers or take certain other actions with respect to employees of the Company or DRCR.

The DRCR Purchase Agreement provided that it may be terminated by any of the parties at any time before the end of the Restricted Period, by written notice, if the DRCR Closing has not occurred on or before the 30th day following the Effective Date, except if the party seeking termination is in material breach of the DRCR Purchase Agreement and such breach proximately caused the failure to consummate the DRCR Transactions on or before the date of the termination (the “Termination Right”).

On March 4, 2025, the Company exercised the Termination Right and delivered a notice of such exercise to DRCR and the Sellers terminating the DRCR Purchase Agreement, effective as of March 4, 2025. The Company’s notice stated that the Company, in consultation with its legal counsel, had determined that the parties to the DRCR Purchase Agreement would not be able to satisfy or waive the Nasdaq Listing Requirement within the foreseeable future, and that the termination was effected in consequence of this determination.

The Company did not issue any securities under the DRCR Purchase Agreement prior to its termination.

Purchase Agreement with Helena Global Investment Opportunities 1 Ltd.

On July 21, 2025, the Company entered into a Purchase Agreement, dated as of July 21, 2025 (the “Helena Purchase Agreement”), between the Company and Helena Global Investment Opportunities 1 Ltd. (“Helena”). Under the Helena Purchase Agreement, the Company has the right, but not the obligation, to direct Helena to purchase up to $10 million (the “Helena Commitment Amount”) in shares of common stock, subject to the terms and conditions contained in the Helena Purchase Agreement (“Helena Purchase Shares”).

Pursuant to the Helena Purchase Agreement, the Company will be required to file a registration statement with the SEC registering the resale of Signing Day Sports common stock and any securities issued or issuable to Helena from time to time under the Helena Purchase Agreement (the “Helena Registrable Securities”) within 30 calendar days of the date of the Helena Purchase Agreement, and to have such registration statement be declared effective by the SEC within 90 calendar days of the date of the Helena Purchase Agreement. Under a Limited Waiver Agreement, dated as of August 18, 2025, between the Company and Helena (the “Limited Waiver Agreement”), Helena waived the filing deadline of such registration statement, provided that such registration statement has been filed by September 3, 2025. The Company must also file one or more additional registration statements for the resale of the Helena Registrable Securities if necessary.

During the term of the Helena Purchase Agreement, the Company may direct Helena to purchase a certain portion of the Helena Commitment Amount (“Helena Advance”) by delivering a notice (“Helena Advance Notice”) to Helena. The Company shall, in its sole discretion, select the amount of the Helena Advance requested by the Company in each Helena Advance Notice. However, each requested Helena Advance may not exceed the lesser of (i) 100% of the average of the Daily Value Traded (as defined in the Helena Purchase Agreement) of the common stock over the ten trading days immediately preceding a Helena Advance Notice, or (ii) $5,000,000, subject to modification by the parties’ mutual prior written consent.

If no Helena Advance Notice is pending settlement at the time that the Company issues a Helena Advance Notice, then the purchase price to be paid by Helena for the Helena Purchase Shares will be 98% of the lowest daily VWAP (as defined in the Helena Purchase Agreement) of the common stock during the three trading days commencing on the date of Helena’s receipt of the Helena Purchase Shares relating to such Helena Advance Notice. If a Helena Advance Notice is pending settlement at the time that the Company issues a Helena Advance Notice, then the purchase price to be paid by Helena for the Helena Purchase Shares will be 95% of the VWAP of the common stock on the same trading day that the Helena Advance Notice is received by Helena, or the next trading day in the event the Helena Advance Notice is received after 8:30 a.m. Eastern Time subject to the mutual written consent of the Company and Helena.

Each Helena Advance is subject to the following limitations: (1) The Company may not conduct a sale under the Helena Purchase Agreement to the extent that the effect would be the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Helena Purchase Agreement (the “Helena Exchange Cap”), until the Company obtains the requisite stockholder approval for issuances in excess of the Helena Exchange Cap; (2) no Helena Advance may cause the aggregate number of shares of common stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act by Helena and its affiliates as a result of previous issuances and sales of shares of common stock to Helena under the Helena Purchase Agreement to exceed 4.99% of the then issued and outstanding shares of common stock; and (3) no Helena Advance may be in excess of the Helena Registrable Securities covered by an effective registration statement.

In consideration for Helena’s execution and delivery of the Helena Purchase Agreement, the Company issued 50,000 shares of common stock to Helena (the “Commitment Fee Shares”), having an aggregate value, as of July 21, 2025, of $97,000, within one business day of the date of the authorization of such issuance by the NYSE American. The Commitment Fee Shares were deemed fully earned on the date of the Helena Purchase Agreement. In addition, the Company will be responsible for up to $25,000 of Helena’s customary due diligence and legal fees in connection with the Helena Purchase Agreement.

The Company will be prohibited from conducting any Variable Rate Transaction (as defined in the Helena Purchase Agreement) from the date of the Helena Purchase Agreement to the earlier of the date that is (i) 12 months after the effective date of the initial registration statement covering the resale of the Helena Registrable Securities or (ii) two months after any termination of the Helena Purchase Agreement, subject to certain limited exceptions.

The term of the Helena Purchase Agreement began on the date of execution and ends on the earlier of (i) the first day of the month following the 36-month anniversary of the date of the Helena Purchase Agreement, (ii) the date on which Helena shall have made payment for Helena Advances equal to the Helena Commitment Amount, (iii) by the Company upon five trading days’ prior written notice to Helena, provided that there are no outstanding Helena Advance Notices, the Company has paid all amounts owed to Helena pursuant to the Helena Purchase Agreement, including the Commitment Fee Shares, or (iv) by mutual written consent.

The Helena Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to a Placement Agency Agreement, dated as of July 21, 2025 (the “Placement Agency Agreement”), between the Company and Maxim Group LLC (“Maxim Group”), Maxim Group is serving as the exclusive placement agent for the Company in connection with the transactions contemplated by the Helena Purchase Agreement. Pursuant to the Placement Agency Agreement, the Company will pay Maxim Group a cash fee equal to 3.5% of the gross proceeds received by the Company pursuant to the Helena Purchase Agreement. In addition, the Company shall reimburse Maxim Group for all travel and other out-of-pocket expenses incurred, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $50,000, provided that such limit shall be $25,000 in aggregate in the event that the Placement Agency Agreement is terminated prior to consummation of the transactions contemplated by the Helena Purchase Agreement.

Issuances of Securities for Professional or Consulting Services

July 2024 Issuance of Shares to Birddog Capital, LLC

Under the Consulting Agreement (the “Adams Consulting Agreement”), dated as of July 23, 2024, between the Company and Adams, Adams will provide certain consulting services to the Company on mergers, acquisitions, financing sources, public company and governance matters, building market awareness, and other duties as may reasonably be requested by the Company. In consideration for these services, the Company granted Adams 2,664 shares of common stock under the Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (the “Plan”). In addition, the Adams Consulting Agreement initially provided that the Company will grant Adams 13,935  shares of common stock (the “Adams Deferred Shares”), as a private placement not subject to the terms of the Plan, subject to a Non-Plan Restricted Stock Award Agreement, dated as of July 23, 2024, between the Company and Adams, within one (1) business day of the date of the later of the authorization of the grant of the Adams Deferred Shares by (i) the NYSE American and (ii) the Company’s board of directors or its Compensation Committee. Under the Amendment No. 1 to Consulting Agreement, dated as of July 25, 2024, between the Company and Adams (the “Adams Consulting Agreement Amendment”), the Company agreed to grant Birddog Capital, LLC, a Nebraska limited liability company (“Birddog Capital”), an entity beneficially owned by Adams, 13,935  shares of common stock (the “Birddog Consulting Fee Shares”), as a private placement not subject to the terms of the Plan, subject to the Non-Plan Restricted Stock Award Agreement, dated as of July 25, 2024, between the Company and Birddog Capital, within one (1) business day of the date of the later of the authorization of the grant of the Birddog Consulting Fee Shares by (i) the NYSE American and (ii) the Company’s board of directors or its Compensation Committee. Pursuant to the terms of the Adams Consulting Agreement Amendment, the Company will not grant the Adams Deferred Shares.

February 2023 Issuance of BPLLC Shares to Bevilacqua PLLC Under February 2023 BPLLC Letter Agreement

Under the letter agreement, dated as of February 17, 2023 (the “February 2023 BPLLC Letter Agreement”), between the Company and Bevilacqua PLLC, the engagement agreement between the Company and Bevilacqua PLLC, dated July 20, 2022 (the “BPLLC Engagement Letter”), was amended and supplemented. The BPLLC Engagement Letter provides that Bevilacqua PLLC shall provide certain corporate and securities legal services and related terms and conditions. Under the February 2023 BPLLC Letter Agreement, in consideration for the deferral of the payment of $141,194.75 of a total of $166,194.75 owed by the Company to Bevilacqua PLLC for services rendered and all future fees for services until the sooner of the date that the Company consummated a proposed initial public offering or June 30, 2023, the Company issued Bevilacqua PLLC 313 shares of common stock and paid Bevilacqua PLLC $25,000.

July 2024 Issuance of BPLLC Warrant to Bevilacqua PLLC Under July 2024 BPLLC Letter Agreement

The letter agreement, dated as of July 15, 2024, between the Company and Bevilacqua PLLC (the “July 2024 BPLLC Letter Agreement”), amended and supplemented the BPLLC Engagement Letter, as amended and supplemented by the February 2023 BPLLC Letter Agreement. See “—February 2023 Issuance of BPLLC Shares to Bevilacqua PLLC Under February 2023 BPLLC Letter Agreement” immediately above. Under the July 2024 BPLLC Letter Agreement, the Company agreed that the Company was obligated to pay Bevilacqua PLLC $684,350.98 for services rendered to the Company through June 30, 2024 by Bevilacqua PLLC (the “Outstanding Fees”). The July 2024 BPLLC Letter Agreement provided that Bevilacqua PLLC agreed to defer payment of the Outstanding Fees until the earlier of either the closing of the Company’s next financing transaction or a business combination. The July 2024 BPLLC Letter Agreement provides that if a financing transaction results in proceeds of less than $2,000,000, the Company will pay Bevilacqua PLLC 20% of the net proceeds from such financing against the Outstanding Fees. If a financing transaction results in proceeds of more than $2,000,000, the Company will pay Bevilacqua PLLC the amount of the Outstanding Fees.

In addition, pursuant to the BPLLC Letter Agreement, in consideration for the deferring of the Outstanding Fees, on July 15, 2024, the Company issued Bevilacqua PLLC a pre-funded warrant to purchase 52,084 shares of the Company’s common stock (the “BPLLC Warrant”). The BPLLC Warrant had an exercise price of $0.48 per share and provided for piggyback registration rights with respect to the shares of common stock issuable upon exercise of the BPLLC Warrant. The BPLLC Warrant was subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after exercise. The BPLLC Warrant became exercisable on the date that the NYSE American authorized the issuance of shares pursuant to exercise of the BPLLC Warrant with respect to the number of shares authorized for such issuance, or the date that the Company was no longer listed on the NYSE American. On July 24, 2024, the NYSE American authorized the issuance of the shares of common stock issuable upon exercise of the BPLLC Warrant.

On September 3 and 10, 2024, the BPLLC Warrant was fully exercised.

Restricted Stock and Option Grants

The Company made the following grants of options to purchase common stock and restricted stock to employees, officers, and directors under the Plan prior to the filing of certain registration statements on Form S-8 with the SEC which registered the offer and sale, or reoffer and resale, of shares of common stock that are issuable or were issued under the Plan:

On September 28, 2022, Dennis Gile, a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, was granted options to purchase a total of 730 shares of common stock. The options were exercisable at $148.80 per share. The options were subject to certain vesting conditions. Effective March 19, 2023, Mr. Gile resigned from all positions as an officer or director of the Company. The options terminated unexercised as of June 19, 2023.

On September 28, 2022, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted an option to purchase a total of 625 shares of common stock. The option was exercisable at $148.80 per share. The option was subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. The option terminated unexercised as of June 1, 2024.

On September 28, 2022, Daniel Nelson, the Chief Executive Officer and Chairman and a director of the Company, was granted options to purchase a total of 730 shares of common stock. The options may be exercised at $148.80 per share and will terminate on September 28, 2032.

On September 28, 2022, Noah (Jed) Smith, a former director of the Company, was granted an option to purchase 105 shares of common stock. The option was exercisable at $148.80 per share. Effective April 27, 2023, Mr. Smith resigned from his position as a director of the Company. The option terminated unexercised as of July 28, 2023.

On September 28, 2022, Clayton Adams, a former director of the Company, was granted options to purchase a total of 30,000 shares of common stock. The options were exercisable at $148.80 per share. The options were subject to certain vesting conditions. Effective April 27, 2023, Adams resigned from his position as a director of the Company. Under the terms of his option agreements, the portion of Adams’ stock options that had vested prior to Adams’ resignation, relating to 20,000 shares, terminated unexercised as of July 28, 2023.

On September 28, 2022, Glen Kim, a former director of the Company, was granted an option to purchase 105 shares of common stock. The option was exercisable at $148.80 per share. On February 12, 2024, Mr. Kim resigned from his position as a director of the Company. The option terminated unexercised as of May 12, 2024.

On September 28, 2022, Martin Lanphere, a former director of the Company, was granted an option to purchase 563 shares of common stock. The option was exercisable at $148.80 per share, subject to certain vesting conditions. Mr. Lanphere was also granted an option to purchase 63 shares of common stock for $120.00 per share on April 11, 2023. On December 22, 2023, Mr. Lanphere resigned from his position as a director of the Company. Mr. Lanphere’s options terminated unexercised on March 19, 2024.

On March 14, 2023, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted 1,875 shares of restricted stock, subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. On the same date, the unvested portion of the restricted stock, consisting of 938 shares, was automatically forfeited.

On March 14, 2023, an option to purchase 13,800 shares of common stock was granted to an employee. The option was exercisable at $148.80 per share, subject to certain vesting conditions. On April 20, 2024, the employee resigned and terminated employment with the Company. The option terminated unexercised.

On March 14, 2023, Jeffry Hecklinski, an employee who was subsequently appointed as the President and a director of the Company, was granted an option to purchase 834 shares of common stock. The option is exercisable at $148.80 per share, subject to certain vesting conditions, and will terminate on March 14, 2023.

On April 5, 2023, Richard Symington, a former officer and director of the Company, was granted an option to purchase 2,084 shares of common stock. The option was exercisable at $120.00 per share, subject to certain vesting conditions. Mr. Symington previously resigned from each of his positions as an officer and director of the Company on May 26, 2023. Under a consulting agreement with Mr. Symington in which Mr. Symington agreed to provide certain services to the Company starting 14 days following the Company’s initial public offering, the Company agreed not to terminate the option pending the commencement of such services, subject to termination of the consulting agreement at any time. On November 22, 2023, the Company appointed Mr. Symington President and Chief Technology Officer and terminated the consulting agreement prior to such services being provided. Mr. Symington was elected as a director of the Company as of December 22, 2023. On February 22, 2024, Mr. Symington resigned from all positions and terminated his employment with the Company. The option terminated unexercised.

On April 19, 2023, Trent Whitehead, the Company’s former Secretary and Vice President of Human Resources, was granted an option to purchase 209 shares of common stock. The option could be exercised at $120.00 per share, subject to certain vesting conditions. On June 28, 2024, Mr. Whitehead resigned from his positions and terminated employment with the Company. The option terminated unexercised.

On April 19, 2023, a stock option to purchase 125 shares of common stock was granted to an employee. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on April 19, 2033.

On May 3, 2023, a stock option to purchase 1,042 shares of common stock was granted to an employee. The option could be exercised at $120.00 per share, subject to certain vesting conditions. The employee subsequently resigned from his position and terminated employment with the Company. The option terminated unexercised.

On May 3, 2023, a stock option to purchase 1,042 shares of common stock was granted to Craig Smith, an employee who was subsequently appointed as the Chief Operating Officer and Secretary of the Company. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on May 3, 2033.

On May 9, 2023, Greg Economou, a director of the Company, was granted an option to purchase 500 shares of common stock. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on May 9, 2033.

The foregoing grants of options to purchase common stock and grants of restricted stock were made in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering and/or Rule 701 under the Securities Act for the offer and sale of securities pursuant to a written compensatory plan or written contract relating to compensation.

Service Provider Agreements

Under agreements entered into with certain service providers effective as of November 28, 2022, in exchange for services, we agreed to issue the number of shares of common stock equal to the number of shares derived by dividing the total of $53,500 by the public offering price of the securities in the initial public offering to the service providers upon the completion of the Company’s initial public offering, if completed by November 15, 2023; otherwise we agreed to issue the number of shares of common stock derived by divided $53,500 by the Fair Market Value (as defined in the agreements) of the common stock. Pursuant to the agreements, each service provider was also required to enter into related restricted stock award agreements and an accredited investor questionnaire prior to the issuances of shares of common stock.

On November 16, 2023, in connection with the closing of the Company’s initial public offering, the Company issued an aggregate of 204 shares of common stock to two service providers under the agreements with such service providers. As the final price of the initial public offering was determined to be $240.00 per share on November 13, 2023, the Company determined that the initial public offering had been completed as of November 15, 2023 for purposes of such service provider agreements. The shares of common stock were issued in exchange for services and no cash payments.

Each of the service providers entered into a restricted stock award agreement with the Company which provided that the service provider will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the granted shares without the prior written consent of the Company or its managing underwriter, for up to 12 months following the initial public offering plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions.

General

Unless otherwise stated above, the sales of securities described above were made or will be made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement
2.1	Business Combination Agreement, dated as of May 27, 2025, among Signing Day Sports, Inc., BlockchAIn Digital Infrastructure, Inc., One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC* (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on May 28, 2025)
2.2	Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between Signing Day Sports, Inc. and One Blockchain LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on November 12, 2025)
2.3	Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among Signing Day Sports, Inc., One Blockchain LLC, BlockchAIn Digital Infrastructure, Inc., BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on December 22, 2025)
3.1	Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on March 29, 2024)
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 18, 2024)
3.3	Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.4	Amendment No. 1 to the Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 8, 2023)
4.1	Representative’s Warrant issued to Boustead Securities, LLC, dated November 16, 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on November 17, 2023)
4.2	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of December 23, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.3	Form of 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed on May 15, 2023)

4.4	Form of Warrant to Purchase Equity Securities issued with 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.5	Form of Warrants to Purchase Common Stock issued to Boustead Securities, LLC, as placement agent for purchases pursuant to Common Stock Purchase Agreement, dated January 5, 2024, between Signing Day Sports, Inc. and Tumim Stone Capital LLC (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed on March 29, 2024)
4.6	Form of Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of May 20, 2024 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K/A filed on May 21, 2024)
4.7	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of July 25, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 26, 2024)
4.8	Form of Pre-funded Warrant
4.9	Form of Warrant
4.10	Form of Representative’s Warrant
5.1	Opinion of Bevilacqua PLLC
10.1†	Independent Director Agreement, dated as of April 19, 2023, between Signing Day Sports, Inc. and Glen Kim (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed on April 11, 2025)
10.2†	Amended and Restated Independent Director Agreement, dated as of April 19, 2023, between Signing Day Sports, Inc. and Roger Mason Jr. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed on April 11, 2025)
10.3†	Independent Director Agreement, dated as of May 9, 2023, between Signing Day Sports, Inc. and Greg Economou (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed on April 11, 2025)
10.4†	Independent Director Agreement, dated as of February 12, 2024, between Signing Day Sports, Inc. and Peter Borish (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed on April 11, 2025)
10.5	Order for Services between Signing Day Sports, Inc. and Paycor Services, dated May 23, 2022 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.6	Standard Form Office Lease, dated November 1, 2022, and Addendum to Lease, executed November 2, 2022, between M4 Perimeter, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.7†	Form of Indemnification Agreement between Signing Day Sports, Inc. and each executive officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.8†	Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 19, 2024)
10.9†	Form of Stock Option Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.10†	Form of Restricted Stock Award Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.11†	Form of Restricted Stock Unit Award Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.12	First Amendment to Lease, dated April 1, 2023, between M4 PERIMETER, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.13	Employee Confidential Information and Inventions Assignment Agreement, dated April 3, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.14	Employee Confidential Information and Inventions Assignment Agreement, dated November 27, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on November 29, 2023)
10.15	Employee Confidential Information and Inventions Assignment Agreement, dated November 22, 2023, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on November 29, 2023)
10.16†	Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 6, 2024)
10.17†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between the Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 10, 2024)
10.18†	Executive Employment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 26, 2024)
10.19†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.20	Employee Confidential Information and Inventions Assignment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 26, 2024)
10.21†	Executive Employment Agreement, dated as of April 9, 2024, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 11, 2024)
10.22†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.23	Employee Confidential Information and Inventions Assignment Agreement, dated March 9, 2023, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on April 11, 2024)
10.24	Employee Confidential Information and Inventions Assignment Agreement, dated February 6, 2024, between Signing Day Sports, Inc. and Trent Whitehead (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q filed on May 15, 2024)
10.25†	Executive Employment Agreement, dated as of February 4, 2025, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 4, 2025)
10.26	Employee Confidential Information and Inventions Assignment Agreement, effective February 4, 2025, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 4, 2025)
10.27	Letter Agreement, dated as of July 15, 2024, between Bevilacqua PLLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 18, 2024)
10.28	Termination Agreement, dated September 18, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 19, 2024)
10.29	Letter Agreement, dated as of October 15, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 15, 2024)

10.30	At The Market Offering Agreement, dated as of December 2, 2024, between Signing Day Sports, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form S-3 filed on December 2, 2024)
10.31	Voting and Support Agreement, dated as of May 27, 2025, among Blockchain Digital Infrastructure, Inc., Signing Day Sports, Inc. and certain stockholders of Signing Day Sports, Inc., dated as of May 27, 2025* (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 28, 2025)
10.32	Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2025)
10.33	Placement Agency Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 22, 2025)
10.34	Amended and Restated Sponsorship Agreement, dated as of July 31, 2025, between Goat Farm Sports, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 31, 2025)
10.35	Limited Waiver Agreement, dated as of August 18, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed on August 29, 2025)
23.1	Consent of BARTON CPA PLLC as to its audit report relating to the financial statements of Signing Day Sports, Inc.
23.2	Consent of Berkowitz Pollack Brant Advisors + CPAs as to its audit report and review report relating to the financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC)
23.3	Consent of Bevilacqua PLLC (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page to this registration statement)
107	Calculation of Filing Fee Table

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the SEC.
†	Indicates executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on January 5, 2026.

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Daniel Nelson Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel Nelson and Damon Rich, and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Nelson	Chief Executive Officer (principal executive officer), Chairman, and	January 5, 2026
Daniel Nelson	Director

/s/ Damon Rich	Chief Financial Officer (principal financial officer and principal	January 5, 2026
Damon Rich	accounting officer)

/s/ Jeffry Hecklinski	President and Director	January 5, 2026
Jeffry Hecklinski

/s/ Greg Economou	Director	January 5, 2026
Greg Economou

/s/ Roger Mason Jr.	Director	January 5, 2026
Roger Mason Jr.

/s/ Peter Borish	Director	January 5, 2026
Peter Borish